                                                                    Exhibit 10.1


IN THE MATTER OF
METROPOLITAN LIFE INSURANCE COMPANY
___________________________________/

                        REGULATORY SETTLEMENT AGREEMENT

                                TABLE OF CONTENTS

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
I.       BACKGROUND AND RECITALS..........................................    1

II.      GENERAL TERMS....................................................    3

         A.   Definitions.................................................    3

III.     REGULATORY SETTLEMENT AGREEMENT TERMS............................   24

IV.      BENEFITS FOR IN-FORCE POLICIES...................................   30

         A.   The Enhanced Future Death/Maturity Benefit..................   30
         B.   The Enhanced Future Termination/Non-Forfeiture Benefit......   33
         C.   The Enhanced Additional Insurance Benefit...................   35
         D.   The Cash Payment Option.....................................   36
         E.   The Prospective Commitment..................................   37

V.       RELIEF FOR DEATH/MATURITY POLICIES: THE ENHANCED
         PAST DEATH/MATURITY BENEFIT......................................   38

         A.   Standard Enhancements.......................................   39
         B.   Additional Enhancements.....................................   40

VI.      BENEFITS FOR TERMINATED POLICIES.................................   41

         A.   The Enhanced Past Termination Benefit.......................   41
         B.   The Settlement Death Benefit................................   42

VII.     MET SERIES ENHANCEMENT...........................................   45

VIII.    UNCLAIMED BENEFITS RELIEF........................................   45

IX.      COMPANY CERTIFICATION OF RELIEF..................................   49

X.       RELIEF QUALIFICATIONS............................................   50

XI.      MINIMUM/MAXIMUM COST OF BENEFITS.................................   56

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

                                TABLE OF CONTENTS
                                   (Continued)

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XII.     NOTICE TO CLASS MEMBERS AND COMMUNICATIONS WITH
         CLASS MEMBERS AND POLICYOWNERS...................................   59

         A.   Class Notice Package........................................   59
         B.   Publication Notice and Other Media Notice...................   63
         C.   Remailing and Additional Notice.............................   64
         D.   Post-Settlement Mailing.....................................   65
         E.   Retention of Administrator..................................   65
         F.   Communication with Class Members, Policyowners and Producers   70

XIII.    ORDER OF DISMISSAL...............................................   71

XIV.     ORDER OF NOTICE, FAIRNESS HEARING AND ADMINISTRATION.............   71

XV.      FINAL APPROVAL, AND FINAL JUDGMENT AND ORDER APPROVING SETTLEMENT   72

XVI.     NEW ENGLAND MUTUAL...............................................   72

XVII.    REGULATORY RESOLUTION............................................   74

XVIII.   MODIFICATION OR TERMINATION OF THIS AGREEMENT....................   76

XIX.     GENERAL MATTERS AND RESERVATIONS.................................   78

IN THE MATTER OF
METROPOLITAN LIFE INSURANCE COMPANY

____________________________________/

                         REGULATORY SETTLEMENT AGREEMENT

         THIS REGULATORY SETTLEMENT AGREEMENT (the "Regulatory Settlement Agreement") is entered into as of this 29th day of August 2002, by and between Metropolitan Life Insurance Company ("Metropolitan Life" or "MetLife") as party of the first part, and the State of New York Insurance Department (the "Department" or "Lead Regulatory Negotiator"), along with the insurance regulators of each of the states of the United States and of the District of Columbia that adopt, approve and agree to this Regulatory Settlement Agreement (the "Participating Regulators"), as parties of the second part.

I.       BACKGROUND AND RECITALS

         A. On June 22, 2000, the Department issued Supplement No. 1 to Circular Letter No. 19 (2000) notifying all life insurers and fraternal benefit societies that the Department was investigating allegations of race-based underwriting of life insurance by its licensees.

         B. The Department thereafter conducted an examination with respect to race-based underwriting practices and policies of MetLife, New England Mutual Life

Insurance Company ("New England Mutual Life"), and United Mutual Life Insurance Company. New England Mutual Life merged with and into MetLife in 1996, and United Mutual Life Insurance Company merged with and into MetLife in 1992. The examination included a review of more than 750,000 pages of documents, thousands of policy application files, extensive data analysis and interviews of current and former employees and agents.

         C. Details regarding the scope of, and findings from, the Department's examination are set forth in a report entitled State of New York Insurance Department Report on Examination of Metropolitan Life Insurance Company Regarding Response to Supplement No. 1 to Circular Letter No. 19 (2000) dated March 1, 2002 (the "Report on Examination").

         D. Members of the National Association of Insurance Commissioners ("NAIC"), including the Participating Regulators, as the chief regulatory officials of their respective jurisdictions, agreed that the Department would be principally responsible as Lead Regulatory Negotiator for negotiating this Regulatory Settlement Agreement on behalf of and for the benefit of the Participating Regulators and the NAIC.

         E. After extensive negotiations, MetLife and the Department have agreed to enter into this Regulatory Settlement Agreement. This Regulatory Settlement Agreement provides benefits to current and former policyholders and others who may have been affected by certain race-based underwriting practices.

         F. MetLife is a defendant in various lawsuits (collectively, the "Action"), which are more specifically identified at Section II.A.1.a of this Agreement and assert, among other things, racial discrimination claims relating to the pricing, underwriting, sale, issuance, characteristics, and/or administration of MetLife's Industrial Policies and Ordinary Policies.

         G. By the execution of a Stipulation of Settlement (the "Stipulation of Settlement" or "Settlement Agreement") MetLife has agreed to settle the Action without admitting the allegations made or any wrongdoing. A copy of the Stipulation of Settlement accompanies this Regulatory Settlement Agreement.

         H. The Department, the Participating Regulators and the Company desire to resolve all regulatory issues arising from or in any way relating to race-based underwriting practices, including the subject matter described in the Report on Examination, on the terms and conditions set forth herein.

IT IS HEREBY STIPULATED AND AGREED:

II.      GENERAL TERMS

         A.       DEFINITIONS

                  1. As used in this Regulatory Settlement Agreement and the annexed exhibits (which are an integral part of this Regulatory Settlement Agreement and are incorporated in their entirety by reference), the following terms have the following meanings, unless a Section or Subsection of this Regulatory Settlement Agreement or its exhibits expressly provides otherwise:

                           a.       "Action" shall mean the lawsuit captioned
Thompson, et al. v. Metropolitan Life Insurance Company, No. 00 Civ. 5071 (HB), and all cases consolidated with it, including, but not limited to, Justin, et al. v. Metropolitan Life

Insurance Company, No. 00 Civ. 9068 (HB), McCallop v. Metropolitan Life Insurance Company, No. 01 Civ. 2090 (HB) and Billups v. Metropolitan Life Insurance Company, No. 01 Civ. 5579 (HB).

                           b.       "Additional Enhancement" shall mean the
enhancements or payments, in addition to the enhancements or payments provided as Standard Enhancements (defined in Section II.A.1.jjjj, below), that shall be provided to Holders of certain In-Force Policies and Death/Maturity Policies pursuant to this Regulatory Settlement Agreement.

                           c.       "Additional Insurance" shall mean paid-up
insurance additional to the Face Amount of a Policy, having its own contractual cash values.

                           d.       "Additional Premium" shall mean the
annualized amount by which the premiums paid for a New England Mutual Affected Policy exceeded the premiums that were charged for an otherwise identical life insurance policy insuring a person of the same age and issued with a standard risk classification.

                           e.       "Adjustment Amount" shall mean the sum of
(i) all Additional Premiums on a New England Mutual Affected Policy and (ii) interest on each Additional Premium accumulated at 4% per annum from the premium due date to the date that the benefit under Section XVI is provided.

                           f.       "Administrator" shall mean any third-party
agents or administrators whom the Company shall retain to help implement the terms of this Regulatory Settlement Agreement.

                           g.       "Affinity Group" shall mean (i) the Class
Member or his or her spouse, sibling, parent or child (including a stepchild residing with the Class Member), and/or (ii) any person in whom the Class Member has an insurable interest; provided however, that no member of the Affinity Group shall be over age 72 as of January 1, 2004.

                           h.       "Agent Script" shall mean the script that
the Company shall disseminate to its current Producers, as further described in
Section XII.F.3 below.

                           i.       "Agreement" or "Regulatory Settlement
Agreement" shall mean this Regulatory Settlement Agreement and the attached exhibits, including any subsequent amendments thereto and any exhibits to such amendments.

                           j.       "Alternate Covered Person" shall mean, for
purposes of any Settlement Death Benefit provided pursuant to Section VI.B, a person who is a member of the Class Member's Affinity Group who is designated pursuant to the terms of Section VI.B.7 as the person upon whose qualifying death the Settlement Death Benefit provided under this Agreement shall be paid.

                           k.       "Alternate Recipient" shall mean such person
as the Class Member may choose to receive the SDB payment pursuant to the terms and conditions set forth in Section VI.B below.

                           l.       "Amended Complaint" shall mean the Amended
Consolidated Class Action Complaint in the Action filed by Plaintiffs on July 19, 2002.

                           m.       "Application File" shall mean the
application submitted for the Policy; any statement of the agent or other sales representative submitted in connection with the application for the Policy; any report of medical or paramedical examination obtained in connection with the underwriting of the application; any mercantile report obtained in connection with the underwriting of the application; and any other documents in the application file for the Policy.

                           n.       "Automatic Adjustment Date" shall mean a
date selected by the Company that is no more than 40 days following the Final Settlement Date.

                           o.       "Cash Payment Option" shall mean the option
of Eligible Holders of In-Force Policies to receive a cash payment from the Company instead of the Enhanced Future Death/Maturity Benefit, the Enhanced Future Termination/Non-Forfeiture Benefit and the Enhanced Additional Insurance Benefit, as described in Section IV.D below.

                           p.       "Cash Payment Option Election Letter" shall
mean the letter sent to the Holders of In-Force Policies, substantially in the form attached hereto as Exhibit J, by which such Class Members may exercise their right to receive a cash payment from the Company instead of the Enhanced Future Death/Maturity Benefit, the Enhanced Future Termination/Non-Forfeiture Benefit and the Enhanced Additional Insurance Benefit, as described in Section IV.D below.

                           q.       "Cash Value" shall mean the cash value
associated with a Policy's Face Amount. For each Policy other than any Policy that went onto an extended term-insurance non-forfeiture status and then expired prior to January 1, 1968, the cash value associated with the Policy's Face Amount shall not be reduced by any policy loan.

                           r.       "Claim Form" shall mean the form included
with the Class Notice Package that Holders of certain Policies shall be required to complete and submit in order to become Eligible Holders, pursuant to Sections X.B and X.E below. The Claim Form shall be in substantially the form appended hereto as Exhibit A, and shall be contained in a wrapper that clearly indicates that (i) a Claim Form is enclosed, (ii) the Claim Form must be submitted to obtain settlement benefits unless a Statement of Benefits included in the Class Notice Package states that submission of the Claim Form for the Policy is unnecessary, and (iii) Claim Forms must be postmarked by the Claim-In Date.

                           s.       "Claim-In Date" shall mean the date 75 days
after the Fairness Hearing.

                           t.       "Claim-Resolution Date" shall mean the date
by which all disputes concerning the eligibility for settlement benefits of any person or entity who submits a Claim Form shall be finally resolved pursuant to
Section X.G below, which date shall be no later than 195 days after the Claim-In Date.

                           u.       "Class" or "Class Members" shall mean all
Holders (including their estates) of Policies, but shall not include (unless and to the extent such persons or entities are Class Members by virtue of their status as Holder of another Policy) the following: (i) any Excluded Entity; (ii) any persons or entities who are Holders (or their estates) of a Policy (a) for which a timely request for exclusion from the proposed class has been received from any Holder or Estate Holder; (b) that was issued by the Company, but not accepted and paid for, or was returned to the Company as part of the exercise of a free look provision in the Policy; or (c) that is the subject of a release signed by any person or entity while represented by counsel settling a claim or dispute and releasing Metropolitan Life from any further liability concerning such Policy; and (iii) any insurance company that owns or owned a Policy pursuant to an absolute assignment effected as part of an exchange under section 1035 of the Internal Revenue Code.

                           v.       "Class Counsel" shall mean Milberg Weiss
Bershad Hynes & Lerach LLP; Bonnett, Fairbourn, Friedman & Balint, P.C.; James, Hoyer, Newcomer & Smiljanich, P.A.; Watson Jimmerson Givhan & Martin, P.C.; Whatley Drake, LLC; Arnzen, Parry & Wentz, P.S.C.; Herman Herman Katz & Cotlar, LLP; Carter & Cates; The Nygaard Law Firm; Barrett, Towmey, Broom, Hughes & Wesley; Campbell, Waller & Loper, LLC; Foote, Meyers, Miekle, Flowers & Solano, LLC; and Specter Specter Evans & Manogue, P.C.

                           w.       "Class Notice" shall mean the notice of the
terms of the proposed settlement included in the Class Notice Package.

                           x.       "Class Notice Package" shall mean the notice
package, as approved in form and content by the Department, Lead Counsel and the Company, and the Court, and substantially in the form attached hereto as Exhibit A, to be provided to Class Members pursuant to Section XII.A of this Regulatory Settlement Agreement. The Class Notice Package shall include (i) the Class Notice, (ii) a Claim Form, and (iii) in the case of Database Policies, a Statement of Benefits.

                           y.       "Company" or "Metropolitan" or "Metropolitan
Life" shall mean Metropolitan Life Insurance Company.

                           z.       "Company's Counsel" shall mean the law firm
of Debevoise & Plimpton.

                           aa.      "Confirmatory Letter" shall mean the letter,
in the form attached hereto as Exhibit K, to be sent to the last-known address on the Company's electronic records of payees of certain Death/Maturity Policies as updated hereunder, seeking to confirm the address of such payee or to obtain an updated address for such payee postmarked within 30 days of the date of the letter, as described in Section X.C.3 below.

                           bb.      "Court" shall mean the United States
District Court for the Southern District of New York, where the Action is pending.

                           cc.      "Covered Met Series Policy" shall mean any
life insurance policy described in Exhibit N hereto.

                           dd.      "Covered Person" shall mean the person upon
whose qualifying death the Settlement Death Benefit provided under this Agreement will be paid, which person shall be the insured under the Policy making the Class Member eligible for relief, unless the Class Member designates an Alternate Covered Person pursuant to Section VI.B.7 below.

                           ee.      "Database Policies" shall mean (a) any
Policy for which the insured is reflected on the Company's electronic records as non-Caucasian; (b) any 1920-1929 Intermediate Policy and any Other Industrial Monthly Substandard

Policy on the Company's electronic records for which the race of the insured is identified in the Application File as other than Caucasian; and (c) any 1930-1935 Ordinary Substandard Policy, 1927-1929 Industrial Monthly Substandard Policy or Industrial Weekly Substandard Policy on the Company's electronic records for which the race of the insured is not identified in the Company's electronic records as Caucasian.

                           ff.      "Death/Maturity Policies" shall mean any
Policy on which, prior to the Eligibility Date, a death, maturity or endowment benefit has been paid or has become payable pursuant to its terms.

                           gg.      "Domestic Partner" shall mean an individual
who, prior to the death of a Holder:

                                    (i)      Lived with the Holder in an
intimate and committed relationship of mutual caring at a time where both individuals were at least 18 years of age and neither individual was married or in another domestic partnership;

                                    (ii)     Shared the same residence with the
Holder at the time of the Holder's death; and

                                    (iii)    Agreed with the Holder to be
jointly responsible for basic living expenses incurred during the domestic partnership.

                           hh.      "Early Termination Adjustment" shall equal
X/Y, where:

                                    (i) X equals the number of years that a
Policy was premium-paying; and

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

                                    (ii)     Y equals the lesser of (a) the
number of years that the Company required premiums to be paid for the Policy absent the death of the insured and (b) 2002 minus the year in which the Policy was issued.

                           ii.      "Eligibility Date" shall mean August 19,
2002.

                           jj.      "Eligible Holder" shall mean a Holder who
has satisfied the requirements, if any, set forth in Section X below. Only those Holders who are Eligible Holders shall be entitled to receive benefits under this Agreement.

                           kk.      "Enhanced Additional Insurance Benefit"
shall mean the Additional Insurance to be provided to Eligible Holders of certain In-Force Policies under this Regulatory Settlement Agreement, as described in Section IV.C below.

                           ll.      "Enhanced Future Death/Maturity Benefit"
shall mean the terminal dividend (composed of a Standard Enhancement and, where applicable, an Additional Enhancement) to be provided to Eligible Holders of certain In-Force Policies under this Regulatory Settlement Agreement, as described in Section IV.A below.

                           mm.      "Enhanced Future Termination/Non-Forfeiture
Benefit" shall mean the surrender dividend (composed of a Standard Enhancement and, where applicable, an Additional Enhancement) to be provided to Eligible Holders of certain In-Force Policies under this Regulatory Settlement Agreement, as described in Section IV.B below.

                           nn.      "Enhanced Past Death/Maturity Benefit" shall
mean the cash payment to be provided to Eligible Holders of Death/Maturity Policies under this Regulatory Settlement Agreement, as described in Section V below.

                           oo.      "Enhanced Past Termination Benefit" shall
mean the cash payment to be provided to Eligible Holders of certain Terminated Policies under this Regulatory Settlement Agreement, as described in Section VI.A below.

                           pp.      "Estate Holder" shall mean, with respect to
any Policy for which all Eligible Holders are deceased, any estate of a Holder of the Policy that satisfies the requirements of Section III.C below.

                           qq.      "Excluded Entity" shall mean any entity that
is not a natural person (such as a funeral home, creditor, institutional assignee or state government, or any branch, department or entity thereof) and that is an assignee of the benefits of, or is not an owner of, a Policy. Excluded Entities shall not be Class Members and shall not be eligible to receive any benefit provided under this Agreement, whether directly, indirectly, or on behalf of, or on account of benefits made available to, a Class Member.

                           rr.      "Execution Date" shall mean the first date
on which the Settlement Agreement in the Action has been executed.

                           ss.      "Face Amount" shall mean the amount of
insurance specified on the face of the Policy, including any additions to such amount of insurance by Company liberalizations, equalizations or other enhancements.

                                    (i)      The Face Amount of a Policy shall
be exclusive of any Additional Insurance, ancillary benefit or rider coverage; provided however, that if a Policy has paid or pays in the future an accidental death benefit in addition to the amount of insurance specified on the face of the Policy (including any additions thereto by

Company liberalizations, equalizations or other enhancement), then the accidental death benefit shall be included as part of the Face Amount.

                                    (ii)     Except as provided in Section
II.A.1.ss(iii) below, the Face Amount of a Policy that is providing reduced paid-up insurance coverage under a contractual non-forfeiture option shall be the amount of reduced paid-up insurance coverage provided under that option.

                                    (iii)    For purposes of the calculation of
any Settlement Death Benefit pursuant to Section VI.B below, (a) the Face Amount of any Policy on a reduced paid-up non-forfeiture status shall equal the face amount of the Policy at the time that it was issued; and (b) for any Industrial Weekly Policy that was issued in a substandard policy plan, and that was placed on a reduced paid-up non-forfeiture status at any time, the Face Amount of the Policy shall equal the face amount of the Policy at the time that it was issued, multiplied by 1.32.

                           tt.      "Fairness Hearing" shall mean the hearing at
or after which the Court will make a final decision whether to approve the Settlement Agreement in the Action.

                           uu.      "Final Judgment" shall mean the judgment
entered pursuant to the Order Approving Settlement in the Action.

                           vv.      "Final Settlement Date" shall mean the date
on which the Final Judgment and Order Approving Settlement in the Action become final. For purposes of this definition, the Final Judgment and Order Approving Settlement in the Action shall become final:

                                    (i)      if no appeal is taken therefrom, on
the date on which the time to appeal has expired;

                                    (ii)     if any appeal is taken therefrom,
on the date on which all appeals therefrom, including petitions for rehearing or reargument, petitions for rehearing en banc and petitions for certiorari or any other form of review, have been finally disposed of in a manner resulting in an affirmance of the Final Judgment and Order Approving Settlement; or

                                    (iii)    on a date after entry of the Final
Judgment and Order Approving Settlement, which date counsel for the Plaintiffs, the Company and the Department agree to in writing.

                           ww.      "Hearing Order" shall mean the order to be
entered by the Court concerning notice, administration and the Fairness Hearing, as contemplated in Section XVI of the Settlement Agreement in the Action, and substantially in the form attached hereto as Exhibit D.

                           xx.      "Holders" shall mean, with respect to any
Policy, the following persons and entities:

                           (i)      All past and present owners of Ordinary
                                    Policies;

                           (ii)     All past and present insureds under
                                    Industrial Policies;

                           (iii) All individual assignees of Industrial Policies that have been assigned by the Policy's named Insured; and

                           (iv) All payees of the contractual death benefits of Policies, where such death benefits became payable prior to the Eligibility Date based upon the death of the insured under the Policy.

                           yy.      "Identifying Information" shall mean either
(i) the policy number for a Policy or (ii) the alternative identifying information requested by Exhibit E hereto. Persons or entities who have completed and submitted Claim Forms postmarked on or before the Claim-In Date shall be given a reasonable opportunity to provide additional Identifying Information if such information is required to locate a Policy; provided however, that all such additional Identifying Information must be postmarked within 60 days of the Claim-In Date.

                           zz.      "Implementation Period" shall mean a period
of time that (i) commences on a date selected by the Company, is communicated in writing to the Department, and is on or before the later of (a) 30 days after the Final Settlement Date and (b) 130 days after the Claim-Resolution Date; and
(ii) ends on a date 150 days after it commences.

                           aaa.     "Industrial Monthly Policies" shall mean (i)
any 1927-1929 Industrial Monthly Substandard Policy, (ii) any Other Industrial Monthly Substandard Policy and (iii) any Industrial Monthly Standard Policy.

                           bbb.     "Industrial Monthly Standard Policy" shall
mean any life insurance policy issued by the Company from its Industrial Department insuring the life of a non-Caucasian, issued in a standard policy plan or with a standard risk classification, and on which the policy's terms required payment of monthly premiums.

                           ccc.     "Industrial Policies" shall mean Industrial
Monthly Policies and Industrial Weekly Policies.

                           ddd.     "Industrial Weekly Policies" shall mean (i)
any Pre-1948 Industrial Weekly Substandard Death/Maturity Policy, (ii) any Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policy, (iii) any Pre-1963 Industrial Weekly Substandard Terminated Policy and (iv) any other life insurance policy issued by the Company from its Industrial Department insuring the life of a non-Caucasian, and on which the policy's terms required payment of weekly premiums.

                           eee.     "Industrial Weekly Substandard Policies"
shall mean any life insurance policy issued by the Company from its Industrial Department in a substandard policy plan, on which the policy's terms required payment of weekly premiums, and for which the Company's records do not indicate the race of the insured as Caucasian.

                           fff.     "In-Force Policies" or "In Force" shall
mean, for purposes of this Regulatory Settlement Agreement only, any Policy that is providing insurance coverage as of the Eligibility Date, including Policies that as of the Eligibility Date are (a) fully paid-up; (b) providing coverage as reduced paid-up or extended term insurance under a contractual non-forfeiture provision; or (c) in the process of escheatment to any state but for which a returned Claim Form discloses information sufficient to identify the appropriate payee of the Policy's benefits.

                           ggg.     "Interest" shall mean simple interest at 4.0
percent per annum calculated to the first day of the Implementation Period, and commencing on the later of (i) the date of the Policy's termination, maturity, or payment of death benefit, as applicable, or (ii) January 1, 1975.

                           hhh.     "Issue Date" shall mean the "issue date"
set forth in the Policy contract.

                           iii.     "Lead Counsel" shall mean the law firms of
Milberg Weiss Bershad Hynes & Lerach LLP; Bonnett, Fairbourn, Friedman & Balint, P.C.; and Herman Herman Katz & Cotlar, LLP.

                           jjj.     "Neutral" shall mean a third-party to whom
the Department, the Company and Lead Counsel shall agree, which third-party shall resolve disputes as to whether a person or entity who has submitted a Claim Form and, when requested, other Identifying Information is entitled to benefits under this Settlement Agreement, as described in Section X.G below.

                           kkk.     "New England Mutual Affected Policy" shall
mean one of the seven life insurance policies issued by New England Mutual, and identified by the Department in its Report on Examination of Metropolitan Life Insurance Company Regarding Response to Supplement No. 1 to Circular Letter No. 19 (2000), as having been issued with a substandard "Special Class B" risk rating and for which the examiners' review identified no race-neutral basis for the rating.

                           lll.     "1930-1935 Ordinary Substandard Policies"
shall mean any life insurance policy issued by the Company from its Ordinary Department in the Endowment at 80, 25-Year Endowment or 25-Pay Life policy plan, from January 1, 1930 through December 31, 1935, for which the Company's records do not indicate the race of the insured as Caucasian.

                           mmm.     "1920-1929 Intermediate Policies" shall
mean any life insurance policy insuring the life of a non-Caucasian issued by the Company from January 1, 1920 through December 31, 1929 in an intermediate policy plan.

                           nnn.     "1927-1929 Industrial Monthly Substandard
Policies" shall mean any life insurance policy issued by the Company from its Industrial Department in a substandard policy plan from January 1, 1927 through December 31, 1929, for which the Company's records do not indicate the race of the insured as Caucasian, where such policy's terms required payment of a stated amount of premiums per month.

                           ooo.     "Notice Card" shall mean the card,
substantially in the form attached hereto as Exhibit F, that the Company shall make available to its Producers, and that the Administrator shall make available to certain others (by hand, mail, or via the Internet, including the Administrator's Web site), to give to Class Members who inquire about this Regulatory Settlement Agreement or Stipulation of Settlement, as further described in Section XII.F.3 below.

                           ppp.     "Order Approving Settlement" shall mean the
order entered by the Court approving the Settlement Agreement in the Action.

                           qqq.     "Ordinary Policies" shall mean all Ordinary
Substandard Policies and Covered Met Series Policies.

                           rrr.     "Ordinary Substandard Policies" shall mean
(i) any 1930-1935 Ordinary Substandard Policy and (ii) any other life insurance policy, other than a 1920-1929 Intermediate Policy, issued by the Company from its Ordinary Department with an intermediate, special-class or other substandard risk classification, and insuring the life of a non-Caucasian.

                           sss.     "Other Industrial Monthly Substandard
Policy" shall mean any life insurance policy, other than a 1927-1929 Industrial Monthly Substandard Policy, issued by the Company from its Industrial Department insuring the life of a non-Caucasian, in an other-than-standard policy plan or with an other-than-standard risk classification, and on which the policy's terms required payment of monthly premiums.

                           ttt.     "Other Ordinary Substandard Policies" shall
mean any Ordinary Substandard Policy other than a 1930-1935 Ordinary Substandard Policy.

                           uuu.     "Parties" or "Party" shall mean the
Department and the Company collectively and, where applicable, their respective counsel.

                           vvv.     "Plaintiffs" shall mean Karl M. Thompson,
Lucile Ellis, Charlene McCallop, Marguerite Guillmette Justin, Adrienne Delpit Blazio, Myron Billups (as the administrator of the Estate of Nellie Gillespie) and any other Class Members added to the Amended Complaint or any subsequent pleading as named plaintiffs, in their individual and representative capacities.

                           www.     "Policy" or "Policies" shall mean any and
all Industrial Policies, Ordinary Substandard Policies, 1920-1929 Intermediate Policies and Covered Met Series Policies with an Issue Date during the period from January 1, 1901 through December 31, 1972, inclusive; provided however, that any Metropolitan Life insurance policy for which the claims asserted in the Action have been previously litigated and resolved or dismissed with prejudice, and are barred by the doctrine of res judicata, shall not be a Policy; and provided however, that any Metropolitan Life insurance policy for which any Holder or Estate Holder has timely requested exclusion from the proposed class shall not be a Policy.

                           xxx.     "Postal Service" shall mean the United
States Postal Service.

                           yyy.     "Post-Settlement Mailing" shall mean the
mailing that the Company shall make starting at the commencement of the Implementation Period, as described in Section XII.D below. The Post-Settlement Mailing shall be completed within 60 days of the commencement of the Implementation Period.

                           zzz.     "Preliminary Approval Hearing" shall mean
the hearing at or after which the Court will make a decision whether notice of the Action and the proposed Settlement Agreement in the Action may be given.

                           aaaa.    "Pre-1948 Industrial Weekly Substandard
Death/Maturity Policies" shall mean any life insurance policy issued by the Company from its Industrial Department in a substandard policy plan, for which the Company's records do not indicate the race of the insured as Caucasian, on which the policy's terms required payment of a stated amount of premiums per week, and where the policy terminated prior to January 1, 1948 by reason of the death of the insured or the maturity of the Policy.

                           bbbb.    "Pre-1963 Industrial Weekly Substandard
Non-Forfeiture Policies" shall mean any life insurance policy issued by the Company from its Industrial Department in a substandard policy plan, for which the Company's records do not indicate the race of the insured as Caucasian, on which the policy's terms required payment of a stated amount of premiums per week, and where the policy went onto a reduced paid-up or extended term non-forfeiture status prior to January 1, 1963.

                           cccc.    "Pre-1963 Industrial Weekly Substandard
Terminated Policies" shall mean any life insurance policy issued by the Company from its Industrial Department in a substandard policy plan, for which the Company's records do not indicate the race of the insured as Caucasian, on which the policy's terms required payment of a stated amount of premiums per week, and where the policy lapsed, surrendered, or was terminated (other than by reason of Policy maturity or the death of the insured) prior to January 1, 1963.

                           dddd.    "Primary Eligible Holder" shall mean, with
respect to any Terminated Policy eligible for the SDB hereunder, the following Eligible Holder of the Policy:

                                    (i)      For an Industrial Policy, the
insured under the Policy.

                                    (ii)     For an Ordinary Policy, the owner
of the Policy at the time it terminated, or if such person is not an Eligible Holder, the first Eligible Holder of the Policy to become an Eligible Holder under Section X below.

                           eeee.    "Producer" shall mean any of the Company's
current account representatives, managers or managing directors.

                           ffff.    "Publication Notice" shall mean the
published notice and other media notice of the proposed settlement, as approved in form and content by the

Department, counsel for Plaintiffs and the Defendant, and the Court, as described in Section XII.B.

                           gggg.    "Recipient" shall mean the person or persons
to whom the Settlement Death Benefit under this Agreement shall be paid. Subject to Section III.F below, the Eligible Holder(s) of the Policy under Section X below shall be entitled to payments under the SDB, unless the Class Member designates an Alternate Recipient; provided however, that if the Recipient is deceased at the time the payment is to be made, the Company may pay the applicable death benefit to any person named as the beneficiary of the Policy making the Class Member eligible for the SDB, or if that person is deceased or cannot be paid for any reason, to any other person who appears to the Company to be equitably entitled to such payment under Section III.D below.

                           hhhh.    "SDB Certificate" shall mean the
certificate, substantially in the form included at Exhibit H and including a tear-off sheet for Class Members to designate an Alternate Covered Person and/or Alternate Recipient, that shall be provided to Eligible Holders of certain Terminated Policies starting at the commencement of the Implementation Period as evidence of the benefits provided by the SDB.

                           iiii.    "Settlement Death Benefit" or "SDB" shall
mean a form of relief to be provided to Eligible Holders of certain Terminated Policies, as described in Section VI.B below.

                           jjjj.    "Standard Enhancement" shall mean the
enhancements or payments that shall be provided to Holders of certain In-Force and Death/Maturity Policies pursuant to this Regulatory Settlement Agreement. Wherever a Holder is eligible for an Additional Enhancement (defined in Section II.A.1.b, above), the Standard Enhancement calculation shall utilize the Policy's Face Amount, Cash Value or death or maturity benefit as enhanced by the Additional Enhancement, exclusive of Interest.

                           kkkk.    "Statement of Benefits" shall mean the
summary of benefits that is included in the Class Notice Package for Database Policies, and provided upon request to Eligible Holders whose policies have been confirmed to be Policies or whose Claim Forms identify the number of a Policy for which information is available on the Company's electronic records, as described in Section XII.A.4 below.

                           llll.    "Terminated Policies" shall mean any Policy
that, as of the Eligibility Date, has lapsed, surrendered or otherwise terminated without insurance coverage, and has not been reinstated. For purposes of this Regulatory Settlement Agreement, the term "terminated" shall not include policies that, as of the Eligibility Date, are fully paid-up or are providing coverage as reduced paid-up or extended term insurance under a contractual non-forfeiture provision.

                  2. Defined terms used in combination in this Regulatory Settlement Agreement shall have the combined definitions ascribed to them in the Regulatory Settlement Agreement. For example, an In-Force Industrial Weekly Policy shall mean an Industrial Policy that is both an Industrial Weekly Policy and In Force.

                  3. Capitalized terms used in this Regulatory Settlement Agreement but not defined above shall have the meaning ascribed to them in this Regulatory Settlement Agreement and the attached exhibits.

III.     REGULATORY SETTLEMENT AGREEMENT TERMS

         A. Pursuant to this Regulatory Settlement Agreement, Class Members will, depending on their eligibility hereunder, receive one or more forms of the benefits described in Sections IV through VIII below.

         B. With respect to each Policy making a Class Member eligible for benefits, the Policy's Eligible Holder(s) will receive the benefits for which that Policy is eligible hereunder, subject to the terms of Sections III.C, III.D, III.E and III.F below; provided however, that for any settlement benefit payable under this Agreement based upon a Policy for which a death claim is made following the commencement of the Implementation Period, the settlement benefit shall be paid to the payee of the Policy's contractual benefits (or, if there is more than one payee, to each payee in proportion to the relative amounts of benefits to which each is entitled under the Policy); and provided however, that in the event of any conflict between this Section III and Section X below, the provisions of Section X shall govern. No duplicate relief shall be provided to multiple Holders of the same Policy, or to their estates or descendants.

         C. If all Eligible Holders associated with a Policy are deceased, then the Estate Holder(s) may exercise the rights of, and receive all settlement benefits payable to, the Holders of such Policy, subject to the terms of Sections III.D, III.E and III.F below. Settlement benefits shall be payable to the Estate Holder only if, prior to the commencement of the Implementation Period, either (a) the Holder's estate's administrator submits evidence of his or her court-appointment as administrator of the estate or (b) an heir of the Holder submits a declaration, in the form attached hereto as Exhibit I, establishing the authority of the heir to act for the Holder's estate.

         D. For all benefits under this Regulatory Settlement Agreement other than the SDB:

                  1. Where more than one person or entity is an Eligible Holder of a Policy, settlement benefits shall be distributed among such Eligible Holders in the manner and using the procedures specified in Section III.E below.

                  2. If all Eligible Holders of a Policy are deceased as of the Eligibility Date, and more than one person or entity is an Estate Holder of a Policy, settlement benefits shall be distributed among such Estate Holders in the manner and using the procedures specified in Section III.E below.

                  3. If no person or entity is eligible for settlement benefits under the provisions of Sections III.C through III.D.2 above, then any spouse or Domestic Partner of any Holder may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section III.E below.

                  4. If no person or entity is eligible for settlement benefits under the provisions of Sections III.C through III.D.3 above, then any child (including stepchildren) of any Holder may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section III.E below.

                  5. If no person or entity is eligible for settlement benefits under the provisions of Sections III.C through III.D.4 above, then any parent of any Holder may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section III.E below.

                  6. If no person or entity is eligible for settlement benefits under the provisions of Sections III.C through III.D.5 above, then any sibling of any Holder may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section III.E below.

                  7. If no person or entity is eligible for settlement benefits under the provisions of Sections III.C through III.D.6 above, then any grandchild of any Holder, or any offspring of such a grandchild, may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section III.E below.

                  8. If no person or entity is eligible for settlement benefits under the provisions of Sections III.C through III.D.7 above, then any other descendant or other relative of any Holder may come forward to claim the benefits for the Policy by submitting a Claim Form received by the Claim-In Date. Where more than one such person timely claims to be entitled to receive benefits associated with a Policy, the settlement benefits shall be distributed among such persons in the manner and using the procedures specified in Section III.E below.

                  9. If, by the Claim-In Date, no person or entity is eligible for settlement benefits under the provisions of Sections III.C through III.D.8 above, then the Company may provide the settlement benefits to any other person appearing to the Company to be equitably entitled to receive the benefits.

         E. If more than one person or entity is eligible for benefits under Section III.D above, then the settlement benefits for the Policy shall be divided equally among all such persons and entities. In the event both an owner and a payee of contractual death benefits are Eligible Holders of a Death/Maturity Ordinary Policy, each shall be eligible at least to the benefits described in Section XI.D below.

         F. For the SDB provided under this Regulatory Settlement Agreement and described in Section VI.B below:

                  1. If more than one person or entity is an Eligible Holder, then:

                           a.       Unless an Alternate Recipient is designated,
all Eligible Holders shall be the Recipients under the SDB. Payments under the SDB shall be made jointly to all Eligible Holders and mailed to the first person or entity to become an Eligible Holder.

                           b.       The Primary Eligible Holder shall have the
authority to designate an Alternate Covered Person or Alternate Recipient for the SDB.

                  2. If all Eligible Holders under a Policy are deceased as of the Eligibility Date, and more than one person or entity is an Estate Holder, then:

                           a.       Unless an Alternate Recipient is designated,
all Estate Holders shall be the Recipients under the SDB. Payments under the SDB shall be made jointly to all Estate Holders and mailed to the first person or entity to become an Estate Holder.

                           b.       The first Estate Holder satisfying the
requirements of Section III.C above shall have the authority to designate an Alternate Covered Person or Alternate Recipient for the SDB.

                  3. If no person or entity is eligible for the SDB pursuant to Sections III.C, III.F.1 or III.F.2 above, then the first relative of any Holder to timely submit a Claim Form for the Policy shall be the Recipient under the SDB and shall have the authority to designate an Alternate Covered Person or Alternate Recipient for the SDB.

                  4. If no person or entity is eligible for the SDB pursuant to Sections III.C, III.F.1, III.F.2 or III.F.3 above, then the Company may provide the settlement benefits to any other person appearing to the Company to be equitably entitled to receive the benefits.

         G. Notwithstanding any other provision of this Agreement, where no address is available for an Eligible Holder or other person eligible for settlement benefits, or where there is an available address but it is known by the Company to be invalid, no settlement benefits shall be mailed to the Eligible Holder or other person.

         H. If any Holder or Estate Holder excludes himself or herself from the Class with respect to a Policy, all Holders (and their estates) of that Policy will be deemed to be excluded with respect to that Policy.

         I. In the event that provision of a particular form of relief hereunder could cause adverse tax and/or other regulatory consequences to the Class Member, or to his or her Policy, the Company shall not be obligated to provide such relief but may, in its sole discretion and as an alternative, make an economically comparable form of relief available to the Class Member. The Department shall be notified in advance of any such substitution of relief.

         J. In the event that the Parties determine that any provision of this Regulatory Settlement Agreement regarding its implementation has become administratively impracticable, the Parties may agree to amend or eliminate such provision as they mutually deem appropriate.

         K. If a death claim is made under an In-Force Policy, or if an In-Force Policy matures, after the Eligibility Date but before the commencement of the Implementation

Period, then the Inforce Policy shall be treated as if it were a Death/Maturity Policy on the Eligibility Date.

         L.       If an In-Force Policy is terminated after the Eligibility
Date but before the commencement of the Implementation Period, then the In-Force Policy shall be treated as if it were a Terminated Policy on the Eligibility Date.

         M. Pursuant to the terms of Section 8.2(a)(iii) of Metropolitan Life Insurance Company's Plan of Reorganization under Section 7312 of the New York Insurance Law as adopted on September 28, 1999 (and subsequently amended and restated by the Company's Board of Directors), the Company shall neither add assets to nor deduct assets from the "closed block" (as that term is defined in the Plan) in connection with this Settlement Agreement without the prior approval of the Department.

IV.      BENEFITS FOR IN-FORCE POLICIES

         A.       THE ENHANCED FUTURE DEATH/MATURITY BENEFIT

                  1. Starting at the commencement of the Implementation Period, Eligible Holders of In-Force Industrial Weekly Policies, In-Force Industrial Monthly Policies, and In-Force Other Ordinary Substandard Policies that mature or pay a death benefit in the future shall receive, in addition to the contractual death or maturity benefit, a terminal dividend in the amount of the sum of the Standard Enhancement and the Additional Enhancement (if any) for the Policy (calculated pursuant to Sections IV.A.2 and IV.A.3 below). Eligible Holders of all such In-Force Policies shall receive the Standard Enhancement. Eligible Holders of In-Force Pre-1963 Industrial Weekly

Substandard Non-Forfeiture Policies shall receive both the Standard Enhancement and the Additional Enhancement.

                  2. Standard Enhancements. The percentage of the Face Amount at the time of the insured's death or the Policy's maturity (as enhanced by any Additional Enhancement) constituting the Standard Enhancement shall be as follows:

Policy Type                                         Percentage Enhancement
-----------                                         ----------------------
Industrial Weekly                                           12.5%
Other Industrial Monthly Substandard                        12.5%
Industrial Monthly Standard                                    5%
Other Ordinary Substandard                                    15%

                  3. Additional Enhancements. For In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies, the Additional Enhancement to the Policy's Face Amount at the time of the insured's death or the Policy's maturity shall be calculated, on a Policy-by-Policy basis, based upon the ratios in Exhibit L hereto. Such Additional Enhancement is designed to provide In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies with the benefit of the Company's 1963 equalization of Industrial Weekly Substandard policy non-forfeiture values.

                  4. In-Force 1920-1929 Intermediate Policies. Eligible Holders of In-Force 1920-1929 Intermediate Policies shall be provided the Enhanced Future Death/Maturity Benefit in the form of an increase, at the commencement of the Implementation Date, of 9% to the Policy's Face Amount and associated Cash Value.

                  5. Death Certificate Review Obligation. Starting on the Final Settlement Date, the Company shall review all future death certificates submitted in connection with claims for benefits under life insurance policies that may be Policies eligible for the Enhanced Future Death/Maturity Benefit depending on the race of the insured.

                           a.       If, for any such policy, the Company's
review discloses that the insured's race was listed on the death certificate as other than Caucasian, then the Holders of such Policy shall be deemed Eligible Holders and the Enhanced Future Death/Maturity Benefit for the Policy shall be provided, unless all documents in the Application File that describe the insured's race indicate that the insured's race is Caucasian.

                           b.       If the death certificate does not provide
the race of the insured, then the Company shall review the Application File (to the extent it has not already reviewed the Application File in connection with this Agreement) for the life insurance policy. If the Company's review discloses that the insured's race was identified in any part of the Application File as other than Caucasian, then the Holders of such Policy shall be deemed Eligible Holders and the Enhanced Future Death/Maturity Benefit for the Policy shall be provided.

                  6. Policy Application File Review Obligation. Starting on the Final Settlement Date, the Company shall review the Application File (to the extent it has not already reviewed the Application File in connection with this Agreement) of any life insurance policy that becomes eligible for payment of maturity or endowment benefits and that may be a Policy eligible for the Enhanced Future Death/Maturity Benefit depending on the race of the insured. If, for any such policy, the Company's review discloses that the insured's race was listed in any part of the Application File as other than Caucasian, then the Holders of such Policy shall be deemed Eligible Holders and the Enhanced Future Death/Maturity Benefit for the Policy shall be provided.

         B.       The Enhanced Future Termination/Non-Forfeiture Benefit

                  1. Starting at the commencement of the Implementation Period, Eligible Holders of In-Force Industrial Weekly Policies, In-Force Industrial Monthly Policies, and In-Force Other Ordinary Substandard Policies that lapse, surrender, or otherwise terminate (other than by death or maturity) in the future, or that are placed on a reduced paid-up or extended term non-forfeiture status in the future, shall receive a surrender dividend in the amount of the sum of the Standard Enhancement and the Additional Enhancement (if any) for the Policy (calculated pursuant to Sections IV.B.2 and IV.B.3 below). Eligible Holders of all such Policies shall receive the Standard Enhancement. Eligible Holders of In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies shall receive both the Standard Enhancement and the Additional Enhancement.

                  2. Standard Enhancements. The percentage of the Policy's Cash Value at the time of termination or placement on non-forfeiture status (as enhanced by any Additional Enhancement) constituting the Standard Enhancement shall be as follows:

Policy Type                                             Percentage Enhancement
-----------                                             ----------------------
Industrial Weekly                                                12.5%
Other Industrial Monthly Substandard                             12.5%
Industrial Monthly Standard                                         5%
Other Ordinary Substandard                                         15%

                  3. Additional Enhancements. For In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies, the Additional Enhancement to the Policy's Cash Value at the time of termination or placement on non-forfeiture status shall be calculated, on a Policy-by-Policy basis, based upon the ratios in Exhibit L hereto. Such Additional Enhancement is designed to provide In-Force Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies with the benefit of the Company's 1963 equalization of Industrial Weekly Substandard policy non-forfeiture values.

                  4. Application of Surrender Dividends to Non-Forfeiture Policies. For those Policies that are placed on non-forfeiture status after the commencement of the Implementation Period, the surrender dividend (composed of the Standard Enhancement plus, where applicable, the Additional Enhancement) shall be provided in the following form:

                           a.       For Policies placed on an extended term
insurance non-forfeiture status, the surrender dividend shall be added to the Policy's total cash value for the purpose of calculating the duration of non-forfeiture benefits provided by the Policy and the amount of cash value available in the event the Policy is later surrendered for its cash value.

                           b.       For Policies placed on a reduced paid-up
non-forfeiture status, the surrender dividend shall be provided for the Policy at the time the Policy pays a death benefit or is surrendered for its cash value.

                  5. In-Force 1920-1929 Intermediate Policies. Eligible Holders of In-Force 1920-1929 Intermediate Policies shall be provided the Enhanced Future Termination/Non-Forfeiture Benefit in the form of an increase, at the commencement of the Implementation Date, of 9% to the Policy's Face Amount and associated Cash Value.

                  6. Policy Application File Review Obligation. Starting on the Final Settlement Date, the Company shall review the Application File (to the extent it has not already reviewed the Application File in connection with this Agreement) of any life insurance policy that terminates and is presented for payment of cash surrender benefits, and that may be a Policy eligible for the Enhanced Future Termination/Non-Forfeiture Benefit depending on the race of the insured. If, for any such policy, the Company's review discloses that the insured's race was listed in the Application File as other than Caucasian, then the Holders of such Policy shall be deemed Eligible Holders and the Enhanced Future Termination/Non-Forfeiture Benefit for the Policy shall be provided.

         C.       THE ENHANCED ADDITIONAL INSURANCE BENEFIT

                  1. Eligible Holders of In-Force 1920-1929 Intermediate Policies and In-Force 1930-1935 Ordinary Substandard Policies shall receive at the commencement of the Implementation Period an increase in the Policy's amount of insurance coverage in the form of Additional Insurance.

                  2. For Eligible Holders of In-Force 1920-1929 Intermediate Policies, the amount of Additional Insurance comprising the Enhanced Additional Insurance Benefit shall equal 35 percent of the Face Amount of the Policy as of the Eligibility Date; provided however, that for any such Policy on a non-forfeiture status as of the Eligibility Date, the Face Amount of the Policy shall be increased by 35 percent. The Enhanced Additional Insurance Benefit shall be provided in addition to the Enhanced Future Death/Maturity Benefit and the Enhanced Future Termination/Non-Forfeiture Benefit for which the Policy is eligible.

                  3. For Eligible Holders of In-Force 1930-1935 Ordinary Substandard Policies, the amount of Additional Insurance comprising the Enhanced Additional Insurance Benefit shall equal 15 percent of the Face Amount of the Policy as of the Eligibility Date; provided however, that for any such Policy on a non-forfeiture status as of the Eligibility Date, the Face Amount of the Policy shall be increased by 15 percent.

         D.       THE CASH PAYMENT OPTION

                  1. Eligible Holders of any In-Force Policy may, instead of receiving the Enhanced Future Death/Maturity Benefit, the Enhanced Future Termination/Non-Forfeiture Benefit or the Enhanced Additional Insurance Benefit, elect to receive a cash payment from the Company in an amount equal to the cost for the Policy's settlement benefits pursuant to column 4 of the table in
Section I of Exhibit M hereto.

                  2. Starting at the commencement of the Implementation Period and ending no later than 30 days thereafter, the Company shall mail the Cash Payment Option Election Letter, substantially in the form attached hereto as Exhibit J, to each Eligible

Holder associated with an In-Force Policy at the address indicated on a Claim Form for the Policy, or at the last-known address for the Eligible Holder if no Claim Form is submitted for the Policy. The Cash Payment Option Election Letter shall indicate both (i) the dollar amounts of the Enhanced Future Death/Maturity Benefit, the Enhanced Future Termination/Non-Forfeiture Benefit and the Enhanced Additional Insurance Benefit (if any) for the Policy, together with a general description of those forms of benefits and (ii) the dollar amount that is payable in the alternative under the Cash Payment Option. The Cash Payment Option Election Letter shall contain a tear-off form that allows the Eligible Holder to request the Cash Payment Option.

                  3.       To exercise the Cash Payment Option described in this
Section IV.D, the Eligible Holder(s) of the Policy must elect the cash payment by either (i) contacting the Administrator at the Toll-Free Number within 30 days after the date of the Cash Payment Option Election Letter for the Policy or
(ii) completing and returning the form included with the Cash Payment Option Election Letter (which form must be postmarked no later than 30 days after the date of the Cash Payment Option Election Letter).

                  4. Eligible Holders who timely elect the Cash Payment Option shall be provided their cash payments within 60 days of the date of the Cash Payment Option Election Letter.

         E.       THE PROSPECTIVE COMMITMENT

                  1. The Company commits under this Agreement that, starting at the commencement of the Implementation Period, any future non-guaranteed policy elements that may be provided to Holders of 1930-1935 Ordinary Substandard Policies shall utilize the mortality assumptions and factors utilized for the corresponding standard policy plan or form issued in the same year to insure persons of the same issue age in the same risk classification, and with the same Face Amount as the Policy (as enhanced by the Enhanced Additional Insurance Benefit).

                  2. The Company commits under this Agreement that, starting at the commencement of the Implementation Period, any future non-guaranteed policy elements that may be provided to Holders of 1920-1929 Intermediate Policies shall utilize the mortality assumptions and factors utilized for the standard risk classification in the corresponding policy plan or form issued in the same year to insure persons of the same issue age, and with the same Face Amount as the Policy (as enhanced by the Enhanced Future Death/Maturity Benefit and the Enhanced Additional Insurance Benefit).

V.       RELIEF FOR DEATH/MATURITY POLICIES:
         THE ENHANCED PAST DEATH/MATURITY BENEFIT

         Eligible Holders of Death/Maturity Industrial Weekly Policies, Death/Maturity Industrial Monthly Policies, Death/Maturity Ordinary Substandard Policies and Death/Maturity 1920-1929 Intermediate Policies shall receive a cash payment equal to the amount that is the sum of the Standard Enhancement and the Additional Enhancement (if any) for the Policy (calculated pursuant to Sections V.A and V.B below). Eligible Holders of all such Policies shall receive the Standard Enhancement. Eligible Holders of Pre-1948 Industrial Weekly Substandard Death/Maturity Policies, Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies and 1927-1929 Industrial Monthly

Substandard Policies shall receive both the Standard Enhancement and the Additional Enhancement. Such cash payment shall be provided via the Post-Settlement Mailing, as further described in Section XII.D below.

         A.       STANDARD ENHANCEMENTS

                  1. For Death/Maturity Industrial Weekly Policies and Death/Maturity Other Industrial Monthly Substandard Policies, the Standard Enhancement (if any) shall equal 12.5 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity (as enhanced by any Additional Enhancement).

                  2. For Death/Maturity Industrial Monthly Standard Policies and 1927-1929 Industrial Monthly Substandard Policies, the Standard Enhancement shall equal 5 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity (as enhanced by any Additional Enhancement).

                  3. For Death/Maturity Other Ordinary Substandard Policies, the Standard Enhancement shall equal 15 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity.

                  4. For Death/Maturity 1930-1935 Ordinary Substandard Policies, the Standard Enhancement shall equal 15 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity, multiplied by the Early Termination Adjustment, accumulated with Interest; provided however, that the Early Termination Adjustment shall not apply to any such Policy that paid a death or maturity benefit while providing reduced paid-up insurance coverage under a contractual non-forfeiture provision.

                  5. For Death/Maturity 1920-1929 Intermediate Policies, the Standard Enhancement shall equal the sum of (i) 35 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity, multiplied by the Early Termination Adjustment, accumulated with Interest; and
(ii) 9 percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity, accumulated with Interest; provided however, that the Early Termination Adjustment shall not apply to any such Policy that paid a death or maturity benefit while providing reduced paid-up insurance coverage under a contractual non-forfeiture provision.

         B.       ADDITIONAL ENHANCEMENTS

                  1. For Pre-1948 Industrial Weekly Substandard Death/Maturity Policies and Death/Maturity Pre-1963 Industrial Weekly Substandard Non-Forfeiture Policies, the Additional Enhancement shall equal the enhancement calculated for the particular Policy using the ratios set forth in Exhibit L hereto, accumulated with Interest. Such Additional Enhancement shall be designed to provide these Policies with the benefit of the Company's 1948 and 1963 equalizations of Industrial Weekly Substandard policy amounts of insurance and non-forfeiture values.

                  2. For Death/Maturity 1927-1929 Industrial Monthly Substandard Policies, the Additional Enhancement shall equal 13 percent (for 25-Year Endowment Policies) or 36 percent (for Endowment at 75 Policies) of the Policy's Face Amount at the time of the insured's death or the Policy's maturity, accumulated with Interest.

VI.      BENEFITS FOR TERMINATED POLICIES

         A.       THE ENHANCED PAST TERMINATION BENEFIT

                  1. Eligible Holders of Terminated Pre-1963 Industrial Weekly Substandard Terminated/Non-Forfeiture Policies, Terminated 1927-1929 Industrial Monthly Substandard Policies, Terminated 1930-1935 Ordinary Substandard Policies and Terminated 1920-1929 Intermediate Policies shall receive a cash payment equal to the amount calculated for the Policy pursuant to Sections VI.A.2 through VI.A.5 below. Such cash payment shall be provided via the Post-Settlement Mailing, as further described in Section XII.D below.

                  2. For Terminated Pre-1963 Industrial Weekly Substandard Terminated/Non-Forfeiture Policies, the cash payment shall equal the enhancement calculated for the particular Policy calculated using the ratios in Exhibit L hereto, accumulated with Interest. Such payment shall be designed to provide Terminated Pre-1963 Industrial Weekly Substandard Terminated/Non-Forfeiture Policies with the benefit of the Company's 1963 equalization of Industrial Weekly Substandard policy non-forfeiture values.

                  3. For Terminated 1930-1935 Ordinary Substandard Policies, the cash payment shall equal 15 percent of the Cash Value of the Policy at the time of termination, accumulated with Interest.

                  4. For Terminated 1920-1929 Intermediate Policies, the cash payment shall equal the 44 percent of the Cash Value of the Policy at the time of termination, accumulated with Interest.

                  5. For Terminated 1927-1929 Industrial Monthly Substandard Policies, the cash payment shall equal 13 percent (for 25-Year Endowment Policies) or 36 percent (for Endowment at 75 Policies) of the Cash Value of the Policy at the time of termination, accumulated with Interest.

         B.       THE SETTLEMENT DEATH BENEFIT

                  1. Eligible Holders of Terminated Industrial Weekly Policies, Terminated Industrial Monthly Policies and Terminated Other Ordinary Substandard Policies shall be entitled to the Settlement Death Benefit ("SDB"). Subject to Section VI.B.7 below, the SDB shall commence on the Final Settlement Date.

                  2. For each such Policy making the Class Member eligible for relief, the SDB shall provide a payment to the Recipient, upon the Company's receipt of due proof of death of the Covered Person within the 5 years following the Final Settlement Date, of an amount that is a percentage of the Face Amount of the Policy at the time of termination (as enhanced by any Additional Enhancement).

                  3. For Terminated Industrial Weekly Policies and Terminated Other Industrial Monthly Substandard Policies, the percentage of the Face Amount of the Policy at the time of termination that is payable under the SDB shall be 15.5 percent; provided however, that for Terminated Industrial Weekly Policies that are eligible for the Enhanced Past Termination Benefit, and for the sole purpose of calculating the percentage of the Face Amount at termination payable under the SDB, the Face Amount shall be increased by the ratio for the Policy provided in Exhibit L.

                  4. For Terminated Industrial Monthly Standard Policies and Terminated 1927-1929 Industrial Monthly Substandard Policies, the percentage of the Face Amount of the Policy at the time of termination that is payable under the SDB shall be 8 percent; provided however, that for Terminated 1927-1929 Industrial Monthly Substandard Policies, and for the sole purpose of calculating the percentage of the Face Amount at termination payable under the SDB, the Face Amount shall be increased by 13 percent (for 25-Year Endowment Policies) or 36 percent (for Endowment at 75 Policies) to reflect the Enhanced Past Termination Benefit provided for the Policy.

                  5. For Terminated Other Ordinary Substandard Policies, the percentage of the Face Amount of the Policy at the time of termination that is payable under the SDB shall be 18 percent.

                  6. At any time prior to the expiration of the SDB or the death of the Covered Person, the Class Member may designate an Alternate Recipient by completing and returning the portion of the SDB Certificate that is designated for that purpose, as shown in Exhibit H hereto, or by submitting such designation to the Administrator's Internet Web site while it is operational.

                  7. If the insured under the Policy creating eligibility for the SDB is deceased as of the Final Settlement Date, then the Class Member or his or her estate must designate a member of the Class Member's Affinity Group as an Alternate Covered Person for purposes of the SDB, either (a) by completing and returning the portion of the SDB Certificate that is designated for that purpose, as shown in Exhibit H hereto, postmarked within 30 days after the commencement of the Implementation Period; or

(b) by submitting such designation to the Administrator's Internet Web site (while it is operational) within 30 days after the commencement of the Implementation Period. SDB coverage for the Alternate Covered Person shall commence five days after the date of the postmark of, or submission to the Administrator's Internet Web site of, the Class Member's designation of the Alternate Covered Person.

                  8. Starting at the commencement of the Implementation Period, the Company shall mail an SDB Certificate, substantially in the form attached hereto as Exhibit H, to each Eligible Holder entitled to the SDB. The SDB Certificate shall include a form for designation of an Alternate Covered Person and an Alternate Recipient.

                  9. Research Initiative Regarding Terminated Policies Eligible for the SDB. One year following the end of the Implementation Period, and annually thereafter until all SDBs provided by this Agreement are no longer in force, Metropolitan Life shall retain the services of a national information service bureau (such as TRW, Equifax, or COMSERV, Inc.), subject to the approval of the Department, for the purpose of determining, based on the social security numbers of the Covered Persons for all remaining in-force SDBs that are available to the Company on its electronic records or obtained through Claim Forms submitted by Class Members, whether any Covered Person covered by an SDB has died within the coverage period. If (a) the foregoing research reveals that any such Covered Person has died, and (b) the Company, using its best efforts, is able to contact the Recipient, and (c) the Recipient qualifies for payment of the SDB, then the Recipient shall be eligible to receive the payment under the SDB.

VII.     MET SERIES ENHANCEMENT

         A. Covered Met Series Policies that are eligible to receive other benefits pursuant to this Regulatory Settlement Agreement shall receive an enhancement of an additional three percent to the percentages used to calculate the benefits to be provided by Sections IV through VI above.

         B. Covered Met Series Policies that are eligible for no other benefits under this Regulatory Settlement Agreement shall receive the following at the commencement of the Implementation Period:

                  1. For In-Force Policies, either (a) an Enhanced Future Death/Maturity Benefit of three percent of the Face Amount of the Policy at the time of death or maturity; or (b) an Enhanced Future Termination/Non-Forfeiture Benefit of three percent of the Cash Value of the Policy at the time of termination or placement on non-forfeiture status. Such Policies shall also be eligible for the Cash Payment Option described in Section IV.D above.

                  2. For Death/Maturity Policies, a cash payment equal to three percent of the Policy's Face Amount at the time of the insured's death or the Policy's maturity.

                  3.       For Terminated Policies, an SDB (as described in
Section VI.B above) with an amount of coverage of three percent of the Policy's Face Amount at the time of termination.

VIII.    UNCLAIMED BENEFITS RELIEF

         A. For all Database Policies and Policies for which a Claim Form has been timely submitted, and for which a death claim was paid in the period from August 19,

1995 through the Claim-In Date, the Company shall conduct a search for other Metropolitan Life insurance policies that also insured the person insured under the Policy in an effort to provide any death or maturity benefits due under any other such policies, as follows:

                  1. Within 30 days of the Claim-In Date, the Company shall perform a comprehensive search, using the Company's electronic policy databases and the protocols attached hereto as Exhibit C, to determine whether any other Metropolitan Life insurance policy or policies on those databases insured the life of the deceased insured under the Policy.

                  2. If the Company's search reveals that the deceased insured was covered by any other Metropolitan Life insurance policy that, at the time of the death of the insured, was providing life insurance coverage (including without limitation pursuant to a contractual non-forfeiture option), and with respect to which a death benefit was not paid, the Company shall use its best efforts to notify the beneficiary or beneficiaries of the life insurance policy and pay any death benefits due, plus any statutorily required interest, regardless of whether such benefits have already escheated to a state governmental authority.

                  3. If the Company's search reveals that the deceased insured was covered by any other Metropolitan Life insurance policy that, at the time it reached maturity, was premium-paying, fully paid-up or providing insurance coverage pursuant to a contractual non-forfeiture provision, and with respect to which maturity benefits became payable but have not been paid, the Company shall use its best efforts to notify the person or entity to whom the policy's maturity benefits were payable (or, if such a person is deceased, his or her estate) and pay the maturity benefits due, plus any statutorily required interest, regardless of whether such benefits have already escheated to a state governmental authority.

                  4. In addition, if the Company's search reveals that the deceased insured was covered under any other Metropolitan Life insurance policy that was also a Policy, then the Policy shall be eligible for the settlement benefits provided for the Policy under this Regulatory Settlement Agreement.

         B. For all Policies for which a death claim is paid after the Claim-In Date, the Company shall conduct a search for other Metropolitan Life insurance policies that also insured the life of the person insured under the Policy in an effort to provide any death or maturity benefits due under any other such policies, as follows:

                  1. At the time the death claim is made under the Policy, the Company shall perform a comprehensive search, using its electronic policy databases and the protocols attached hereto as Exhibit C, to determine whether any other Metropolitan Life insurance policy or policies on those databases insured the life of the deceased insured under the Policy.

                  2. If the Company's search reveals that the deceased insured was covered by any other Metropolitan Life insurance policy that, at the time of the death of the insured, was providing life insurance coverage (including without limitation pursuant to a contractual non-forfeiture option), the Company shall use its best efforts to pay the death benefits due under the life insurance policy, regardless of whether such benefits have already escheated to a state governmental authority.

                  3. If the Company's search reveals that the deceased insured was covered by any other Metropolitan Life insurance policy that, at the time it reached maturity, was premium-paying, fully paid-up or providing insurance coverage pursuant to a contractual non-forfeiture provision, and with respect to which maturity benefits became payable but have not been paid, the Company shall use its best efforts to notify the person or entity to whom the policy's maturity benefits were payable (or, if such a person is deceased, his or her estate) and pay the maturity benefits due, plus any statutorily required interest, regardless of whether such benefits have already escheated to a state governmental authority.

                  4. In addition, if the Company's search reveals that the deceased insured was covered under any other Metropolitan Life insurance policy that was also a Policy, then the Policy shall be eligible for the settlement benefits provided for the Policy under this Regulatory Settlement Agreement.

         C. Starting at the commencement of the Implementation Period, the Company shall search its electronic records that reflect prior escheatments of life insurance policy benefits to state governmental authorities, using the protocols attached hereto as Exhibit C, in an effort to identify other life insurance policies insuring the lives of the persons insured under the Policies. If this search identifies any such other life insurance policies for which death or maturity benefits have previously become payable, but which benefits have been escheated to a state governmental authority, the Company shall use its best efforts to notify the person or entity to whom the policy's death or maturity benefits were payable (or, if such a person is deceased, his or her estate) and pay the death or maturity benefits due, plus any statutorily required interest.

IX.      COMPANY CERTIFICATION OF RELIEF

         A. On a date that is not later than six months following the first anniversary of the end of the Implementation Period, the Company, through one of its officers who is a member in good standing of the American Academy of Actuaries, shall provide to the Department a written certification specifying the actual cost to the Company, determined in accordance with Exhibit M hereto, of the benefits that have been provided to Class Members pursuant to this Agreement in the first year following the commencement of the Implementation Period.

         B. Such summary shall detail the costs of benefits provided to Class Members by each type of benefit provided under this Agreement and shall describe the relevant supporting information on which the summary is based. In addition, the certification shall contain a signed statement of the actuary affirming that the actuary has reviewed the relevant supporting information for the summary, that the actuary has authority to make the certification on behalf of the Company, and that the summary is accurate to the best of the actuary's knowledge and belief. Upon request of the Department, the Company shall provide the Department with the supporting information on which the cost summary is based.

X.       RELIEF QUALIFICATIONS

         A. Holders of In-Force Database Policies shall automatically be Eligible Holders.

         B. Holders of In-Force Policies that are not Database Policies shall become Eligible Holders if:

                  1. All documents in the Policy's Application File that state the insured's race do not unanimously indicate the race of the insured as Caucasian, and

                  2.       One of the following conditions applies:

                           a.       A Claim Form identifying the insured,
identifying the race of the insured under the Policy as non-Caucasian and providing Identifying Information for the Policy has been submitted postmarked by the Claim-In Date or

                           b.       The Company's review under Section IV.A.5,
Section IV.A.6 or Section IV.B.6 above discloses that the race of the insured under the Policy is identified as non-Caucasian in the certificate of death for the insured or in any part of the Policy's Application File.

         C. Holders of Death/Maturity and Terminated Database Policies for which the Company paid a death benefit within the seven years preceding the Eligibility Date, or for which the Company paid a maturity, endowment or cash surrender benefit on or after January 1, 1989, shall automatically be Eligible Holders, subject to the following terms and conditions:

                  1. The Company shall conduct research (using the National Change of Address database and ChoicePoint) to update the address of the payee of the Policy's contractual benefits listed in the Company's records or in a Claim Form submitted for the Policy.

                  2. For those Policies for which the payee's address is updated or confirmed through the research in Section X.C.1 above, starting at the commencement of the Implementation Period, the Company shall mail any benefit payments due under this Agreement to the payee (or, if there are multiple payees, to each payee in proportion to the relative amounts of benefits to which each is entitled under the Policy); provided however, that if the Company's records indicate that the payee of the Policy is an Excluded Entity, then the provisions of Section X.D below shall apply.

                  3. For those Policies for which the payee's address cannot be updated or confirmed through the research in Section X.C.1 above, 30 days after the Claim-In Date, the Company shall mail the Confirmatory Letter, substantially in the form attached hereto as Exhibit K, to the payee of the Policy's contractual benefits at the payee's last-known address on the Company's records.

                           a.       If the Company receives an updated address
or confirmation of the address from the payee, either in a writing postmarked within 30 days of the mailing of such Confirmatory Letter, or by telephone or e-mail within such period, then starting at the commencement of the Implementation Period, the Company shall mail any benefit payments due under this Agreement to the payee at the updated or confirmed address.

                           b.       If the Company does not receive an updated
address or confirmation of the address from the payee in the manner and within the times specified in Section X.C.3.a above, then the settlement benefits otherwise payable to the payee shall increase the benefits that otherwise would be provided to Eligible Holders, on a proportionate basis based on the cost of each Policy's benefits (calculated in accordance with Exhibit M hereto).

                  4. If the Company's records indicate that the payee of the Policy is an Excluded Entity, then this Section X.C shall not apply and the provisions of Section X.D below shall apply.

         D. If the Company's records indicate that the payee of the Policy is an Excluded Entity, then the Company shall provide the Policy's benefits under this Agreement to the Policy's contractual beneficiary at his or her last-known address on the Company's records. If there is no available contractual beneficiary for the Policy, then the Company shall provide the Policy's benefits under this Agreement as specified in Sections III.B through III.F above.

         E. Holders of all Death/Maturity Policies and Terminated Policies except those described in Sections X.C through X.D above shall become Eligible Holders only by submitting a Claim Form postmarked no later than the Claim-In Date that (i) identifies the insured under the Policy, (ii) identifies the race of the insured under the Policy as non-Caucasian and (iii) provides Identifying Information for the Policy; provided however, that no Holder of a Policy shall be an Eligible Holder if all documents in the Policy's Application File that state the race of the person insured under the Policy indicate unanimously that the insured's race is Caucasian.

         F. The Administrator shall assist with the completion of Claim Forms as follows:

                  1. The toll-free telephone number established by the Administrator shall permit persons seeking to obtain a Class Notice Package to provide their names, telephone numbers, addresses and policy numbers.

                  2. The Administrator shall establish an Internet Web site that, in addition to providing notice of the proposed settlement, facilitates the electronic submission of Claim Form information. If any person or entity supplies Claim Form information electronically over the Administrator's Web site, then to the extent practicable, the Administrator shall provide such person or entity with a Claim Form that includes the information that has been electronically submitted, together with a pre-addressed and postage pre-paid envelope for return of the Claim Form to the Administrator; provided however, that no Claim Form shall be valid unless it is completed, signed and returned postmarked by the Claim-In Date.

         G. Wherever a Claim Form is required by this Regulatory Settlement Agreement, the Company shall not be obligated to provide settlement benefits to any person or entity who does not submit a Claim Form and other Identifying Information sufficient to permit the Company to confirm that the person or entity is entitled to settlement benefits, subject to the following conditions:

                  1. The Company shall use each substantially completed Claim Form that is submitted by any person or entity on or before the Claim-In Date to search its electronic databases and paper records in an effort to identify each life insurance policy referenced in the Claim Form and determine (a) whether such policy is a Policy and (b) the person or entity who submitted the Claim Form is an Eligible Holder or is otherwise eligible for settlement benefits under this Agreement.

                  2. If the Company's search locates any life insurance policy referenced in the Claim Form but confirms that such policy is not a Policy, then as soon as is practicable, but in no event later than 60 days after the Claim-In Date, the Company shall notify in writing the person or entity who submitted the Claim Form, via first-class mail to the person's or entity's address on the Claim Form, (a) of each life insurance policy referenced in the Claim Form that is not a Policy, (b) of the reasons why each such policy is not a Policy, (c) that no settlement benefits will be provided for each such policy, and (d) that the person or entity may raise any questions within 30 days of the Company's notification. Absent such a written notification by the Company within 60 days of the Claim-In Date, any life insurance policy identified in the Claim Form shall be deemed a Policy and shall receive the settlement benefits to which it is entitled under this Agreement.

                  3. If the Company's search does not locate a life insurance policy referenced in the Claim Form, then:

                           a.       As soon as is practicable, but in no event
later than 30 days after the Claim-In Date, the Company shall request additional Identifying Information from the person or entity who submitted the Claim Form.

                           b.       For any such person or entity who supplies
additional Identifying Information postmarked within 30 days of the Company's request, the

Company shall use the additional Identifying Information to search its electronic databases and paper records in an effort to identify the life insurance policy referenced in the Claim Form and determine whether such policy is a Policy.

                           c.       As soon as is practicable, but in no event
later than 120 days after the Claim-In Date, the Company shall notify in writing, via first-class mail to the person's or entity's address in the Claim Form, each person or entity that has submitted a Claim Form and other Identifying Information to whom the Company determines not to provide settlement benefits, either (i) because the Company's searches have not located each life insurance policy referenced in the Claim Form or (ii) because the Company has located any life insurance policy referenced in the Claim Form but has confirmed that such policy is not a Policy (in which case the Company's written notification shall include the matters set forth in Section X.G.2 above).

                  4. If any notified person or entity objects in writing to the Company's determination in a writing postmarked within 30 days of the date of a Company notification under Section X.G.2 or Section X.G.3 above, then:

                           a.       The Company and Lead Counsel shall confer in
good faith to resolve any disagreement concerning the person's or entity's eligibility for settlement benefits.

                           b.       If the Company and Lead Counsel are unable
to resolve any such disagreement within 15 days of receipt of the person or entity's written objection, then the Company and Lead Counsel shall submit their disagreement to the Neutral, who shall determine whether the person or entity is entitled to settlement benefits, provided however, that prior to submitting any disagreement to the Neutral, the Company shall bring that disagreement to the attention of the Department.

                           c.       The Neutral's determinations under this
Section X.G.4 shall be made within 30 days of the submission of the dispute by the Company and Lead Counsel, but in no event later than the Claim-Resolution Date.

                           d.       The determinations of the Neutral shall be
final and binding on the Company and Lead Counsel and the person or entity in question.

         H. If, in the course of searching for any life insurance policy identified in a Claim Form or by other Identifying Information, the Company determines that the life insurance policy is a Policy and that the Company's records for the Policy list the numbers of other life insurance policies covering the life of the insured under the Policy, then the Company shall attempt to determine whether the other policies referenced are also Policies and provide any settlement benefits for which the Policies are eligible under this Agreement.

XI.      MINIMUM/MAXIMUM COST OF BENEFITS

         A. After the deadline under this Agreement for submission of all Claim Forms has expired, and no later than the commencement of the Implementation Period, the Company shall compute the total anticipated cost to the Company of all settlement benefits to be provided to the Class, using the factors and assumptions set forth in Exhibit M hereto.

                  1. If the computation in this Section XI.A results in a total cost to the Company of all anticipated settlement benefits that is less than $52 million, then all benefits that otherwise would be provided to Eligible Holders and other eligible persons and entities shall be increased, on a proportionate basis based on the cost of each Policy's benefits (calculated in accordance with Exhibit M hereto), so that the total cost of all anticipated settlement benefits pursuant to the factors and assumptions set forth in Exhibit M hereto equals $52 million.

                  2. If the computation in this Section XI.A results in a total cost to the Company of all anticipated settlement benefits in excess of $90 million, then all benefits that otherwise would be provided to Eligible Holders and other eligible persons and entities shall be reduced, on a proportionate basis based on the cost of each Policy's benefits (calculated in accordance with Exhibit M hereto), so that the total cost of all anticipated settlement benefits pursuant to the factors and assumptions set forth in Exhibit M hereto equals $90 million.

         B. Within 30 days after the commencement of the Implementation Period, the Company shall make a charitable contribution to the United Negro College Fund, Inc. for scholarship purposes in the amount of $5 million; provided however, that such amount shall be reduced by the excess, if any, of the total cost to the Company of all anticipated settlement benefits (calculated in accordance with Section XI.A above) over $85 million.

         C. No later than 85 days prior to the commencement of the Implementation Period, the Company may propose to the Department increases in one or more of the percentages listed in column 3 of the table in Section II of Exhibit M hereto that, for aggregate cost-calculation purposes, are to be applied to certain types of In-Force life insurance policies for which no Claim Form has been submitted and for which the insured's race is not reflected on the Company's electronic records (referred to in Exhibit M as policies "Subject to Race Adjustment"). Each such proposed increase by the Company shall be subject to review by the Department, as follows:

                  1. With its proposal, the Company shall provide the Department and Lead Counsel with the statistical analysis and all data, assumptions and calculations supporting its proposed increase.

                  2. The Department and Lead Counsel shall have 30 days from their receipt of any proposed percentage increase from the Company to request additional information and express any objection thereto.

                  3. The Department, Lead Counsel, and the Company shall attempt to resolve any objections raised by the Department or Lead Counsel through good-faith negotiations.

                  4. Any differences among the Department, Lead Counsel, and the Company that are not resolved by good-faith negotiation within 10 days of the Department's or Lead Counsel's objection shall be submitted to a third-party actuary chosen jointly by the Department, Lead Counsel, and the Company, who shall determine whether the Company's proposed increase is necessary to accurately estimate the percentage of non-Caucasian insureds under life insurance policies that are Subject to Race Adjustment, consistent with generally accepted statistical principles. The third-party actuary shall render his or her decision within 15 days of submission of the dispute. The third-party actuary's decision shall be final and binding on the Parties.

         D. Notwithstanding any other provision of this Regulatory Settlement Agreement, if any settlement payment or benefit that would otherwise be provided in the aggregate for a Policy under this Agreement (other than any Enhanced Future Termination Benefit that may be payable based upon the expiry of a Policy's term insurance coverage) is less than $10, then such payment or benefit shall be increased to $10; provided however, that in the event a Policy is eligible for benefits under both Section VI.A and VI.B above, then both the payment under Section VI.A and the payment to the Recipient under Section VI.B shall equal at least $10; and provided however, that the $10 amount shall be reduced as necessary pursuant to Sections XI.A.2 and XI.C above; and provided however, that in making the calculations set forth in Section XI.A.1 above, the total cost of the payment or benefit that otherwise would have been made shall be calculated as the cost of providing a payment or benefit of $10.

XII. NOTICE TO CLASS MEMBERS AND COMMUNICATIONS WITH CLASS MEMBERS AND POLICYOWNERS

         A.       CLASS NOTICE PACKAGE

                  1. Subject to the requirements of the Hearing Order and no later than 85 days before the Fairness Hearing, the Company shall send a Class Notice Package by first-class mail, postage prepaid, to the last known address available on the Company's electronic records of each Class Member who is a Holder of a Database Policy (as updated pursuant to Section XII.A.5 below), and in cases where the Company is aware of pending litigation by the Class Member against the Defendant relating to any matter proposed to be released by this Agreement, also to all legal counsel known to represent

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the Class Member. The Company will pay for the costs associated with producing and mailing the Class Notice Package.

                  2. The form and content of the Class Notice Package shall be agreed to by the Parties and shall be substantially in the form attached hereto as Exhibit A. Each Class Notice Package shall contain a Class Notice and, in the case of Database Policies, a Statement of Benefits. In addition, the Class Notice Package shall contain a Claim Form and a pre-addressed and postage pre-paid envelope for return of the Claim Form to the Administrator.

                  3.       The Class Notice

                           a.       The Class Notice shall, at a minimum,

                                    (i)      describe who is in the Class;

                                    (ii)     contain a short, plain description
                                             of the background of the Action,
                                             the Class and the proposed
                                             settlement;

                                    (iii)    generally describe the proposed
                                             benefits outlined above in Sections
                                             IV through VIII above;

                                    (iv)     explain how to secure settlement
                                             benefits, including how to submit a
                                             Claim Form if one is required to
                                             become an Eligible Holder;

                                    (v)      explain that to be excluded from
                                             the Class, a written exclusion
                                             request must be submitted no later
                                             than 40 days before the date of the
                                             Fairness Hearing;

                                    (vi)     state that any one Policy Holder's
                                             request for exclusion will exclude
                                             all Holders of the Policy;

                                    (vii)    inform Class Members that, if they
                                             do not exclude themselves from the
                                             Class with respect to a particular
                                             Policy, they will be eligible to
                                             receive one

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                                             or more forms of relief under the
                                             proposed settlement;

                                    (viii)   state that any Class Member who has
                                             not submitted a written request for
                                             exclusion may, if he or she
                                             desires, object to the proposed
                                             settlement by filing and serving a
                                             written statement of objection no
                                             later than 40 days before the
                                             Fairness Hearing;

                                    (ix)     state that any Class Member who has
                                             filed and served written objections
                                             to the proposed settlement may, if
                                             he or she so requests, enter an
                                             appearance at the Fairness Hearing
                                             either personally or through
                                             counsel by providing the Court and
                                             counsel for the Parties with a
                                             notice of intention to appear;

                                    (x)      explain the impact of accepting or
                                             rejecting the benefits available to
                                             them under the Settlement Agreement
                                             on any existing litigation, claim,
                                             arbitration or other proceeding;

                                    (xi)     state that any judgment entered
                                             with respect to the Settlement
                                             Agreement shall include, and be
                                             binding on, all Class Members who
                                             have not been excluded from the
                                             Class, even if they have objected
                                             to the proposed Settlement
                                             Agreement and even if they have any
                                             other claim, lawsuit or proceeding
                                             pending against the Defendant;

                                    (xii)    provide the terms of the Release;

                                    (xiii)   explain the disposition of unknown
                                             claims; and

                                    (xiv)    state that any relief to Class
                                             Members is contingent on the
                                             Court's final approval of the
                                             proposed settlement.

                           b.       The Class Notice shall be reviewed and
approved by the Department, in form and substance, prior to issuance.

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

                  4.       The Statement of Benefits

                           a.       The Statement of Benefits will be included
only in the Class Notice Packages of Holders of Database Policies. A Statement of Benefits shall also be provided upon request to any Eligible Holder who submits a Claim Form identifying the number of a Policy for which information is available on the Company's electronic records, or whose policy has been confirmed to be a Policy.

                           b.       The Statement of Benefits shall provide the
Holder of the Policy with a simplified summary of certain information in the Class Notice and also shall inform him or her, to the extent feasible and reflected in the Company's electronic records, of

                                    (i)      the Class Member's name;

                                    (ii)     the policy number of the Policy
                                             making the Class Member eligible
                                             for relief;

                                    (iii)    the status of the Policy as of the
                                             Eligibility Date;

                                    (iv)     the form(s) and, to the extent
                                             practicable, percentages of relief
                                             for which the Class Member may be
                                             eligible; and

                                    (v)      the need, if any, of the Class
                                             Member to submit a Claim Form to
                                             become an Eligible Holder.

                  5.       Address Updating for Holders of Database Policies

                           a.       Prior to the mailing of the Class Notice
Package to Holders of Database Policies described in Section XII.A.1 above, the Company shall conduct research to confirm or update the addresses of Holders of Database Policies that are

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

currently available on the Company's electronic databases, as described in this
Section XII.A.5.

                           b.       Using its Trilium software, the Company
shall reformat as necessary its address information for Holders of Database Policies that is currently available on the Company's electronic databases so that it is in a form conducive to searching for updated addresses through the National Change of Address Register.

                           c.       Once the Company has taken steps to reformat
its current address information, the Company shall utilize the National Change of Address Register to confirm or update its current electronic addresses for Holders of Database Policies.

                           d.       Once it has taken the above steps, the
Company shall provide its updated electronic address information for Holders of Database Policies to the Administrator, which shall use ChoicePoint to further update such address information to the extent practicable prior to the mailings contemplated by Section XII.A.1 above.

         B.       PUBLICATION NOTICE AND OTHER MEDIA NOTICE

                  1. As soon as is practicable after the Court's entry of the Hearing Order, but no later than 55 days before the Fairness Hearing, the Company will publish on at least one occasion the Publication Notice, in a form substantially similar to that attached as Exhibit B and in the newspapers agreed to by the Department and the Company. The Company shall pay all of the costs associated with the Publication Notice.

                  2. Lead Counsel and the Company shall retain a media consultant to provide advice concerning the methods for providing the best notice practicable to the

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

Class. Based on the media consultant's recommendations, the Company shall arrange to provide notice to the Class through such media, and in such form and frequency, as to which the Department and the Company shall agree. Such media may include, without limitation, print media, television, radio, community outreach, and use of the Internet. All such media notification shall be completed as soon as is practicable following the Court's entry of the Hearing Order, but no later than 55 days prior to the Fairness Hearing. The Company shall pay all of the costs associated with the media notification described in this Section XII.B.2.

         C.       REMAILING AND ADDITIONAL NOTICE

         The Company, through the Administrator, shall at its cost remail any notice returned by the Postal Service with a forwarding address that is received by the Administrator at least 50 days before the Fairness Hearing. With respect to Class Notices that are returned without a forwarding address, the Administrator shall immediately provide a copy of any returned notice to an address research firm retained for the purpose of researching updated addresses of Class Members, or conduct such research itself; provided however, that the Company shall not be obligated to duplicate the efforts of an address research firm that undertook a search for the Class Member's address prior to the initial mailing. In addition, the Hearing Order shall provide that any retained address research firm(s) shall provide to the Administrator in connection with each returned notice, as soon as is possible, either an updated address or a statement that, following due research (including, but not limited to, using the National Change of Address Register and Social Security Numbers) it has been unable to obtain an updated address. The

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

Administrator shall remail the notice to any Class Member for whom it obtains or the address research firm provides an updated address, so long as the updated address is obtained by or provided to the Administrator at least 50 days before the Fairness Hearing.

         D.       POST-SETTLEMENT MAILING

         Starting at the commencement of the Implementation Period, the Company shall send a mailing to each person or entity eligible under Sections III.B through III.E above to receive a cash payment under this Regulatory Settlement Agreement by virtue of the Enhanced Past Death/Maturity Benefit (Section V above) or the Enhanced Past Termination Benefit (Section VI.A above). The mailing shall include a check in the amount of the cash payment for which the Policy is eligible.

         E.       RETENTION OF ADMINISTRATOR

                  1. The Company shall at its cost retain one or more Administrators (including subcontractors) to help implement the terms of the proposed Regulatory Settlement Agreement.

                           a.       The Administrator(s) may assist with various
administrative tasks, including, without limitation, (i) mailing or arranging for the mailing of the Class Notice to Class Members, (ii) arranging for publication of the Publication Notice, (iii) arranging for or assisting in dissemination of the Publication Notice; (iv) handling returned mail not delivered to Class Members, (v) attempting to obtain updated address information for any Class Notices returned without a forwarding address or an expired forwarding address, (vi) making any additional mailings required under the terms of this Regulatory Settlement Agreement, (vii) arranging for and staffing

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

a toll-free telephone number to assist the Parties in responding to inquiries from Class Members and others, (viii) assisting Class Members with the completion of Claim Forms under the terms and conditions set forth above in
Section X.F above; (ix) answering written inquiries from Class Members, (x) receiving and maintaining on behalf of the Court any Class Member correspondence regarding requests for exclusion and objections to the settlement, (xi) establishing and administering a Web site with information on the settlement and the ability to submit Claim Form data; and (xii) otherwise assisting the Company with the administration of the Regulatory Settlement Agreement. The Company will pay the reasonable fees and expenses of the Administrator(s), as well as any other fees and expenses incurred in performing all of the tasks described in this Section XII.E.1.a.

                           b.       The Department shall be entitled to observe
and monitor the performance of the Administrator to assure compliance with this Regulatory Settlement Agreement.

                           c.       The contract between the Company and the
Administrator shall obligate the Administrator to abide by the following performance standards:

                                    (i)      The Administrator shall accurately
and neutrally describe, and shall train and instruct its employees and agents to accurately and objectively describe, the provisions of this Regulatory Settlement Agreement in communications with Class Members;

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

                                    (ii)     The Administrator shall provide
prompt, accurate and neutral responses to inquiries from the Department or its designee, or the Company and/or the Company's Counsel.

                  2. Lead Counsel and the Company, in consultation with the Department, will establish a settlement administration center for the purpose of facilitating and providing information to Class Members regarding the settlement and their rights under it. The settlement administration center shall include, among other things, a telephone bank with a toll-free telephone number for responding to inquiries from Class Members and others about the proposed settlement and any issues related thereto. The Administrator shall direct all callers with general product questions, product status requests, or complaints unrelated to the settlement of the Action to call the Company's toll-free customer service number.

                           a.       The settlement administration center shall
commence operations beginning no later than the day after the first Class Notice Package is mailed and ending on a date to be agreed to by the Parties.

                           b.       The Administrator will be responsible for
(i) staffing the telephone bank with telephone representatives, (ii) educating the telephone representatives about the general background of the Action, the product concepts relevant to the proposed settlement, the notice, terms and chronology of the proposed settlement, (iii) training the telephone representatives to explain to Class Members the benefits available to them under the Settlement Agreement and Regulatory Settlement Agreement, including that the telephone representatives shall be instructed to advise all eligible Class

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

Members who call the telephone bank of their need, if any, to complete and return a Claim Form to become Eligible Holders, (iv) training the telephone representatives to answer inquiries from Class Members and others, (v) providing scripts and model questions and answers for the telephone representatives to use in answering inquiries from Class Members and other policyowners, (vi) training the telephone representatives to refer Class Member inquiries to appropriate sources, including, but not limited to Lead Counsel or its designee if the Class Member so requests or where otherwise appropriate, (vii) training telephone representatives to refer callers with general product questions, product status requests, or complaints unrelated to the settlement of this Action to call the Company's toll-free customer service number, (viii) training telephone representatives to advise policyowners how to inquire if they own Policies within the Class, (ix) providing for a translation service for non-English speaking Class Members who call the toll-free number, (x) providing callers access to a terminal for the hearing-impaired, (xi) maintaining records reflecting communications with Class Members; (xii) providing on-site facilities for the Department, the Company's Counsel and Company representatives; and
(xiii) taking any other steps, in consultation with the Department and the Company, to promote accurate and efficient communications with Class Members and others.

                           c.       The Department and the Company and/or its
counsel may monitor and participate in the education and training of telephone representatives.

                                    (i)      The Department and the Company
and/or its counsel may participate in all training sessions, speak with telephone representatives and

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

supervisors, and provide additional comment and/or instruction to telephone representatives and/or supervisors as they deem necessary. The Department or the Company or its designee may request and obtain a pause or cessation in any training session or other communication with a telephone representative or supervisor to confer regarding the content of the communication or training. All training and other written communications between the Parties and telephone representatives and/or supervisors must be agreed upon by the Parties.

                                    (ii)     The Department may observe any
communications between the Company or its designee and the telephone representatives and supervisors of telephone representatives regarding training issues.

                                    (iii)    The Company and the Department
shall consult in advance and agree on the form and content of all telephone scripts to be used by the telephone representatives, and all training materials and presentations, whether written or oral, provided to telephone representatives. The Department shall be provided with complete drafts of all telephone scripts, written materials or written presentations as soon as possible but no later than 10 days prior to their use in training. Any proposed changes, modifications or additions to the telephone scripts or written training materials by either Party must be provided to the other Party with sufficient time to permit meaningful comment prior to use. The Parties shall negotiate in good faith concerning any such changes, modifications or additions to facilitate providing clear, understandable and accurate information to Class Members.

                                    (iv)     The Department or its designee may
be present on-site at the telephone bank to monitor telephone representatives' handling of Class Members' telephone inquiries. The Company and its designees may also be present on-site at the telephone bank to monitor telephone representatives' handling of Class Members' telephone inquiries.

         F.       COMMUNICATION WITH CLASS MEMBERS, POLICYOWNERS AND PRODUCERS

                  1. The Company expressly reserves the right to communicate with and respond to inquiries from policyowners and Class Members orally and/or in writing, consistent with the provisions of the Regulatory Settlement Agreement. The Company shall make and maintain a note in its administrative systems reflecting any telephone call between representatives at the Company's toll-free customer service number and any potential Class Member relating to the settlement.

                  2. Any communications between the Company and Class Members concerning the terms of the settlement shall be consistent with scripted information that is provided to the Department for its comments prior to use. The Parties shall confer in good faith to resolve any differences concerning such scripts. In addition, upon request, the Department shall be provided with copies of all correspondence from the Company to Class Members concerning the terms of the settlement.

                  3. The Company's Producers may respond to inquiries from, and/or communicate with, present or former Company policyowners about the proposed settlement. However, the Company shall (a) instruct its Producers to encourage Class Members with inquiries regarding the proposed settlement to call the toll-free number

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

established to respond to such inquiries; (b) make available to its Producers copies of the Notice Card attached as Exhibit F hereto to give to such inquiring Class Members; and (c) provide its Producers with copies of an Agent Script and instruct them that any answers to Class Member questions regarding the settlement shall be consistent with such Agent Script. The Company may also respond to Producer questions regarding the proposed settlement.

                  4. Mass and/or generalized communications with Class Members regarding the proposed settlement, whether by the Company or its current Producers, and whether by mail, the establishment or encouragement of Internet websites or other Internet communications, telephone scripts, or any other means, shall be made only after approval by the Department.

XIII.    ORDER OF DISMISSAL

         The Plaintiffs and the Company will seek and obtain from the Court a Final Judgment and Order Approving Settlement (for which, as a condition of settlement, the time for appeal has expired without any modifications in the Final Judgment or Order Approving Settlement) as further described below in
Section XV. The Final Judgment and Order Approving Settlement shall, among other things, (i) approve the Settlement Agreement in the Action as fair, reasonable and adequate, and (ii) dismiss the Action with prejudice and on the merits.

XIV.     ORDER OF NOTICE, FAIRNESS HEARING AND ADMINISTRATION

         A. The Company, Plaintiffs, and the Department have agreed to the form of the following documents: the Class Notice Package (Exhibit A), the Publication Notice

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

(Exhibit B), the Unclaimed Benefits Protocols (Exhibit C), the Hearing Order (Exhibit D), the Identifying Information (Exhibit E), the Notice Card (Exhibit
F), the Stipulation of Confidentiality (Exhibit G), the SDB Certificate (Exhibit
H), the Small Estate Declaration (Exhibit I), the Cash Payment Option Election Letter (Exhibit J), the Confirmatory Letter (Exhibit K), the Industrial Weekly Substandard Enhancement Factors (Exhibit L), the Cost Factors and Assumptions (Exhibit M) and the Covered Met Series Policies (Exhibit N). These documents are incorporated into, are an integral part of, and are material terms of this Regulatory Settlement Agreement.

         B. Plaintiffs and the Company will submit the Settlement Agreement in the Action, including all attached exhibits, to the Court and seek and obtain preliminary approval thereof. If the Court preliminarily approves the Settlement Agreement, the Plaintiffs and the Company shall move the Court to set a Fairness Hearing, and shall seek and obtain a proposed Hearing Order.

XV.      FINAL APPROVAL, AND FINAL JUDGMENT AND ORDER APPROVING SETTLEMENT

         After the Fairness Hearing, and upon the Court's approval of the Settlement Agreement in the Action, the Plaintiffs and the Company shall seek and obtain from the Court a Final Judgment and Order Approving Settlement in the Action.

XVI.     NEW ENGLAND MUTUAL

         A. Each New England Mutual Affected Policy shall be provided with the Adjustment Amount, in the form, and on the terms and conditions, described in this Section XVI.

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

         B. On the Automatic Adjustment Date, the Adjustment Amount shall automatically be applied to purchase paid-up additional insurance coverage on the policy, unless the owner of a New England Mutual Affected Policy has previously notified the Company of an election to receive the cash payment option described in Section XVI.C.2 below.

         C. No later than 30 days preceding the Automatic Adjustment Date, the Company shall mail a letter to the owner of each New England Mutual Affected Policy, the form and content of which shall be approved by the Department prior to mailing.

                  1. The letter shall describe both the Adjustment Amount and the amount of additional paid-up insurance coverage purchasable for the policy using the Additional Amount.

                  2. The letter shall advise the owner of the New England Mutual Affected Policy that he or she may elect to receive the Adjustment Amount in the form of a cash payment, instead of in the form of additional paid-up insurance coverage.

                  3. The letter shall advise that unless the Company receives notification of the owner's election to receive the Adjustment Amount in the form of a cash payment on or before the Automatic Adjustment Date, the Adjustment Amount will automatically be applied to purchase paid-up additional insurance coverage.

                  4. If the owner of a New England Mutual Affected Policy timely elects to receive the Adjustment Amount in the form of a cash payment, the Company shall mail such cash payment no later than 10 days following the Automatic Adjustment Date.

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

         D. If the person insured under any New England Mutual Affected Policy dies before the benefit described in this Section XVI is provided by the Company, then the Company shall provide the policy's contractual beneficiary with a cash payment equal to the amount of additional paid-up insurance coverage that would have been purchasable using the policy's Adjustment Amount.

         E. If any New England Mutual Affected Policy is surrendered or otherwise lapses or terminates before the benefit described in this Section XVI is provided by the Company, then the Company shall increase the cash value of the policy at the time of surrender or termination by the Adjustment Amount.

         F. No later than 20 days following the Automatic Adjustment Date, the Company, through one of its officers who is a member in good standing of the American Academy of Actuaries, shall deliver a written certification to the Department describing in detail the benefits provided by the Company for each New England Mutual Affected Policy under this Section XVI.

         G. The costs to the Company of providing the benefits described in this Section XVI shall not be considered in calculating the minimum/maximum cost of benefits pursuant to Section XI hereof.

XVII.    REGULATORY RESOLUTION

         A. Each person signing on behalf of a Participating Regulator gives his/her express assurance that under applicable state laws, regulations and judicial rulings, he/she has the authority to enter into this Regulatory Settlement Agreement on behalf of the Participating Regulator.

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

         B. Each Participating Regulator shall execute and deliver this Regulatory Settlement Agreement to the Lead Regulatory Negotiator within sixty
(60) days following the receipt of this Regulatory Settlement Agreement from the Lead Regulatory Negotiator. If a Participating Regulator finds that, under applicable state law, regulation or procedure, the preparation and execution of a consent order is necessary to carry out the terms of this Regulatory Settlement Agreement, such a consent order (the "Applicable Consent Order") shall be prepared by such Participating Regulator within sixty (60) days following the receipt of this Regulatory Settlement Agreement from the Lead Regulatory Negotiator.

         C. For purposes of this Regulatory Settlement Agreement, an "Applicable Consent Order" shall be satisfactory to the Company if it: (1) incorporates by reference and attaches via exhibit a copy of this Regulatory Settlement Agreement; (2) expressly adopts and agrees to the provisions of this Regulatory Settlement Agreement; and (3) includes only those other terms that may be legally required in the state of the applicable Participating Regulator. However, nothing in this Regulatory Settlement Agreement shall be construed to require any state to execute and deliver an Applicable Consent Order if such State elects instead to sign this Regulatory Settlement Agreement.

         D. Upon execution of this Regulatory Settlement Agreement, the Department and the Participating Regulators release and forever discharge the Company from all liability for, and from all civil or administrative causes, actions, claims, damages, losses and demands of any nature whatsoever, that arise from acts or omissions related to the subject matter of the Report on Examination, the Stipulation of Settlement and this

Regulatory Settlement Agreement, and relate to the marketing, solicitation, application, underwriting, risk classification, issuance, change issuance, re-issuance, reinstatement, design, type, structure, terminology, pricing, premiums, charges, rates, premium mode, acceptance, purchase, sale, operation, retention, administration, debit or home service, collection, servicing, performance, dividends, cash values, benefits (including non-forfeiture benefits), or provision of demutualization shares, relating to any Policy.

         E. Any material violation of this Regulatory Settlement Agreement may be deemed to constitute a violation of an Order issued by the Department or the Participating Regulators to the Company.

XVIII.   MODIFICATION OR TERMINATION OF THIS AGREEMENT

         A. The terms and provisions of this Regulatory Settlement Agreement may be amended, modified or expanded by agreement of the Department and the Company.

         B. The Company, in consultation with the Department and Lead Counsel and without approval of the Court, may implement the terms of this Regulatory Settlement Agreement after entry of the Final Judgment and Order Approving Settlement but before the Final Settlement Date, in which case all provisions in this Regulatory Settlement Agreement that specify actions to be taken on or after the Final Settlement Date shall, to the extent necessary, be deemed to provide that those actions shall be taken on or after the date on which the Company elects to implement the Regulatory Settlement Agreement.

         C. This Regulatory Settlement Agreement will terminate at the sole option and discretion of the Department or the Company if (i) the Court, or any appellate

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

court(s), rejects, modifies or denies approval of any portion of the Settlement Agreement in the Action or the proposed settlement that the terminating Party in its (or their) sole judgment and discretion reasonably determine(s) is material, including, without limitation, the terms of relief, the findings of the Court, the provisions relating to notice, the definition of the Class and/or the terms of the Release set forth in the Settlement Agreement, or (ii) the Court, or any appellate court(s), does not enter or completely affirm, or alters or expands, any portion of the Final Judgment or Order Approving Settlement, or any of the Court's findings of fact or conclusions of law as proposed by the Company's Counsel and Lead Counsel, that the terminating Party in its (or their) sole judgment and discretion believe(s) is material. The terminating Party must exercise the option to withdraw from and terminate this Regulatory Settlement Agreement, as provided in this Section no later than 20 days after receiving notice of the event prompting the termination.

                  1. The Company may unilaterally withdraw from and terminate this Regulatory Settlement Agreement if the Company properly withdraws from and terminates the Settlement Agreement.

         D. If an option to withdraw from and terminate this Regulatory Settlement Agreement arises under Section XVIII.C, (i) neither the Department nor the Company will be required for any reason or under any circumstance to exercise that option, and (ii) any exercise of that option shall be made in good faith.

         E. If this Regulatory Settlement Agreement is terminated pursuant to Section XVIII.C then:

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

                  1. this Regulatory Settlement Agreement shall be null and void and shall have no force or effect, and no Party to this Regulatory Settlement Agreement nor the Participating Regulators shall be bound by any of its terms, except for the terms of this Section XVIII.E;

                  2. this Regulatory Settlement Agreement, all of its provisions, and all negotiations, statements and proceedings relating to it shall be without prejudice to the rights of the Department, the Participating Regulators or the Company, all of which shall be restored to their respective positions existing immediately before the execution of this Regulatory Settlement Agreement;

                  3. the Company and its current and former directors, officers, Producers, employees, agents, attorneys and representatives expressly and affirmatively reserve all defenses, arguments and motions as to all claims that have been or might later be asserted with respect to the subject matter of this Regulatory Settlement Agreement; and

                  4. neither this Regulatory Settlement Agreement, nor the fact of its having been made, shall be offered into evidence for any purpose.

XIX.     GENERAL MATTERS AND RESERVATIONS

         A. The obligation, although not the ability, of the Parties to conclude this proposed settlement is and will be contingent upon each of the following:

                  1. authorization by the Board of Directors of Metropolitan Life Insurance Company to enter into this Regulatory Settlement Agreement;

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

                  2. entry by the Court of the Final Judgment and Order Approving Settlement in the Action, from which order the time to appeal has expired or which has remained unmodified after any appeal(s); and

                  3. any other conditions stated in this Regulatory Settlement Agreement.

         B. The Company and its counsel agree to keep the existence and contents of this Regulatory Settlement Agreement and the Stipulation of Settlement and all related negotiations confidential until the earlier of the date of the first public announcement by the Department or the signing of the order granting preliminary approval of the Settlement Agreement pursuant to
Section XIV.B; provided however, that this Section shall not prevent earlier disclosure of such information to regulators, rating agencies, insurers or reinsurers, financial analysts, Producers, or any other person or entity (such as experts, courts, and/or Administrators) to whom the Parties agree disclosure must be made to effectuate the terms and conditions of this Regulatory Settlement Agreement or the Stipulation of Settlement.

         C. The Company shall not issue any written statements, written press releases or other written media notices in connection with the proposed settlement which has not first been provided to the Department sufficiently in advance of public release to provide the Department with adequate time to review and comment on the proposed statement, press release or notice, and to prepare its own statement.

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

         D. The Company shall ensure that any comments about or descriptions of the proposed settlement or its value or cost in the media or in any other public forum are balanced, fair, accurate, and consistent with the terms and intent of the settlement.

         E. Lawrence A. Vranka represents that he is authorized to enter into this Regulatory Settlement Agreement on behalf of the Company.

         F. This Regulatory Settlement Agreement sets forth the entire agreement among the Parties and the Participating Regulators with respect to its subject matter, and it may not be altered or modified except by written instrument executed by the Department and the Company. This Regulatory Settlement Agreement supercedes any prior agreement, understanding, or undertaking (written or oral) by or among the Parties and the Participating Regulators regarding the subject matter of this Regulatory Settlement Agreement.

         G. This Regulatory Settlement Agreement and any ancillary agreements shall be governed by and interpreted according to the law of the State of New York, excluding its conflict-of-laws provisions.

         H. All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Regulatory Settlement Agreement or by order of court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday or a legal holiday, or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the office of the clerk of the court inaccessible, in

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which event the period shall run until the end of the next day that is not one of the aforementioned days. As used in this Section, "legal holiday" includes New Year's Day, Birthday of Martin Luther King, Jr., Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other day appointed as a holiday by the President or the Congress of the United States, or by the State of New York, where the Court is located.

         I. The Department and the Company reserve the right, subject to the Court's approval, to make any reasonable extensions of time that might be necessary to carry out any of the provisions of this Regulatory Settlement Agreement.

         J. All Parties agree that this Regulatory Settlement Agreement was drafted during extensive arm's-length negotiations, and that no parol or other evidence may be offered to explain, construe, contradict or clarify its terms, the intent of the Parties or their counsel, or the circumstances under which the Regulatory Settlement Agreement was made or executed.

         K. In no event shall the Regulatory Settlement Agreement, any of its provisions or any negotiations, statements or court proceedings relating to its provisions in any way be offered by the Parties or Participating Regulators as evidence in any action or any judicial, administrative, regulatory or other proceeding, except a proceeding to enforce this Regulatory Settlement Agreement. Without limiting the foregoing, neither this Regulatory Settlement Agreement nor any related negotiations, statements or court proceedings shall be offered by the Parties or Participating Regulators as evidence of or an admission or concession of any liability or wrongdoing whatsoever on the part of any

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person or entity, including but not limited to the Company, or as a waiver by the Company of any applicable defense, including without limitation any applicable statute of limitations or statute of frauds.

         L. The Company does not admit or concede any actual or potential fault, wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against it, but considers it desirable for this matter to be resolved because this Agreement will provide substantial benefits to the Company's present and former policyowners, insureds and beneficiaries.

         M. Neither this Regulatory Settlement Agreement nor any of the relief to be offered under the proposed settlement shall be interpreted to alter in any way the contractual terms of any Policy, or to constitute a novation of any Policy.

         N. No opinion concerning the tax consequences of the proposed settlement to individual Class Members is being given or will be given by the Company, the Company's Counsel, the Department or the Participating Regulators nor is any representation or warranty in this regard made by virtue of this Regulatory Settlement Agreement. The Class Notice will direct Class Members to consult their own tax advisors regarding the tax consequences of the proposed settlement, including any payments, contributions or credits provided hereunder, and any tax reporting obligations they may have with respect thereto. Each Class Member's tax obligations, and the determination thereof, are the sole responsibility of the Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Class Member.

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         O.       The Parties, their successors and assigns, and their attorneys undertake to oversee and implement the terms of this Regulatory Settlement Agreement in good faith, and to use good faith in resolving any disputes that may arise in the implementation of the terms of this Regulatory Settlement Agreement.

         P. This Settlement Agreement may be signed in counterparts, each of which shall constitute a duplicate original.

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                  Agreed to this 29th day of August, 2002.

                           APPROVED AND AGREED TO BY AND ON BEHALF OF THE STATE OF NEW YORK INSURANCE DEPARTMENT

                           By:           /s/ Gregory Serio
                              --------------------------------------------------
                              GREGORY SERIO
                              SUPERINTENDENT OF INSURANCE

                           APPROVED AND AGREED TO BY AND ON BEHALF OF
                           METROPOLITAN LIFE INSURANCE COMPANY

                           By:           /s/ Lawrence A. Vranka
                              --------------------------------------------------
                              LAWRENCE A. VRANKA
                              VICE PRESIDENT
                              METROPOLITAN LIFE INSURANCE COMPANY

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